As Filed with the Securities and Exchange Commission on September 15, 2025

Registration No. [__]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORLA MINING LTD.

(Exact name of registrant as specified in its charter)

Canada	1040	N/A

(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1010, 1075 West Georgia Street

Vancouver, British Columbia, Canada V6E 3C9

(604) 564-1852

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jen Hansen Cassels Brock & Blackwell LLP 2200 RBC Place 885 West Georgia Street Vancouver, British Columbia Canada V6C 3E8 (604) 691-6100	John Koenigsknecht Crowell & Moring LLP 455 N. Cityfront Plaza Drive Suite 3600 Chicago, Illinois 60611 (312) 321-4200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below).

	1.	☐	Pursuant to Rule 467(b) on_____________(date) at _____________(time) (designate a time not sooner than seven calendar days after filing).

	2.	☐	Pursuant to Rule 467(b) on_____________(date) at_____________(time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on_____________(date).

	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☒

Part I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is a base shelf prospectus and has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements is available. This short form prospectus is filed in reliance on an exemption from the preliminary base shelf prospectus requirements for a well-known seasoned issuer.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Orla Mining Ltd. at Suite 1010, 1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9, telephone (604) 564-1852, and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	September 15, 2025

ORLA MINING LTD.

Common Shares
Warrants
Subscription Receipts
Units
Debt Securities

This short form base shelf prospectus (this “Prospectus”) relates to the offering for sale from time to time (each, an “Offering”), during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of the securities of Orla Mining Ltd. (“Orla” or the “Company”) listed above (the “Securities”) in one or more series or issuances. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement to this Prospectus (a “Prospectus Supplement”). This Prospectus may also qualify an “at-the-market distribution” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”) of the Canadian Securities Administrators.

We are permitted, under a multi-jurisdictional disclosure system (“MJDS”) adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. We prepared our Annual Financial Statements (as defined herein), which are incorporated by reference herein, in United States dollars and in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”), as issued by the International Accounting Standards Board (“IASB”) and our interim financial statements, which are incorporated by reference herein, in United States dollars and in accordance with IFRS Accounting Standards, as applicable to the preparation of interim financial statements including International Accounting Standard 34 – Interim Financial Reporting (“IAS 34”). As a result, they may not be comparable to financial statements of U.S. companies. Unless otherwise stated in the relevant financial statements, annual financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IFRS Accounting Standards as issued by the IASB and interim financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IAS 34.

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Prospective investors should be aware that the acquisition and disposition of the Securities may have tax consequences both in Canada and the United States. Such tax consequences, including for investors who are resident in, or citizens of, Canada or the United States, are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular Offering and consult their own tax advisor with respect to their own particular circumstances.

Neither the United States Securities and Exchange Commission (the “SEC”), ANY Canadian securities regulator, nor any state securities regulator, has approved or disapproved the Securities offered hereby or passed upon the accuracy or adequacy of this Prospectus or determined if this prospectus IS truthful or complete. Any representation to the contrary is a criminal offence.

The specific terms of the Securities with respect to a particular Offering will be set out in the applicable Prospectus Supplement

As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders (as defined herein). See “Well-Known Seasoned Issuer”. All information permitted under applicable law, including as permitted under the WKSI Blanket Orders, to be omitted from this Prospectus that has been omitted will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities through underwriters or dealers, directly to one or more purchasers or through agents designated by the Company from time to time at amounts and prices and other terms determined by the Company. Certain of our securityholders (each, a “Selling Securityholder”) may also offer and sell Securities under this Prospectus. See “Selling Securityholders”. Each Prospectus Supplement, to the extent applicable, will describe the terms of the Offering, including the number and terms of the Securities to which such Prospectus Supplement relates, the type of Security being offered, the method of distribution of such Securities, the names of any underwriters, dealers or agents, with whom we or any Selling Securityholder have entered into arrangements with respect to the sale of such Securities, the name of any Selling Securityholder, the public offering or purchase price of such Securities and the net proceeds to the Company or any Selling Securityholder. The Prospectus Supplement will also include any underwriting discounts or commissions and other items constituting underwriters’ compensation and will identify any securities exchanges on which the Securities may be listed. Unless otherwise specified in a Prospectus Supplement relating to a particular Offering of Securities, in connection with any Offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may, subject to applicable law, over-allot or effect transactions which are intended to stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriter’s, dealer’s or agent’s over-allocation position acquires those Securities under this Prospectus, as supplemented by any Prospectus Supplement. No underwriter, dealer or agent involved in an “at-the-market distribution”, no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with an underwriter, dealer or agent, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the “at-the-market” prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities. See “Plan of Distribution”. No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Investing in the Securities is speculative and involves certain risks. The risks outlined in this Prospectus and in the documents incorporated by reference herein and in the applicable Prospectus Supplement and the documents incorporated by reference therein should be carefully reviewed and considered by prospective investors. See “Risk Factors”.

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Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Company is incorporated in Canada, most of the officers and directors and most of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities”.

Mr. Charles Jeannes, Ms. Ana Sofía Ríos and Mr. Rob Krcmarov, each a director of the Company, and Mr. Caleb Cook, Mr. Matthew Sletten, Mr. Benjamin Bermudez, Mr. Art S. Ibrado, Mr. Michael S. Lindholm, Mr. Thomas L. Dyer, Mr. Jordan Anderson, Mr. Gary L. Simmons, Mr. Richard DeLong and Mr. Kevin Lutes, each a qualified person, reside outside of Canada. Each of Mr. Jeannes, Ms. Ríos and Mr. Krcmarov have appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, as their agent for service of process in Canada. Prospective investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

We have filed an undertaking with each of the securities regulatory authorities in each of the provinces and territories of Canada that we will not distribute under this Prospectus specified derivatives or asset-backed securities that, at the time of distribution, are novel, without first pre-clearing with the applicable regulatory authority, the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such Securities.

The common shares (the “Common Shares”) of the Company are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “OLA” and on the NYSE American LLC (the “NYSE American”) under the symbol “ORLA”. On September 12, 2025, the last trading day before the date hereof, the closing price of the Common Shares on the TSX was C$15.98 and the closing price of the Common Shares on the NYSE American was US$11.56. Unless otherwise specified in the applicable Prospectus Supplement, there is no existing trading market through which the warrants (the “Warrants”), subscription receipts (the “Subscription Receipts”), units (the “Units”) or debt securities (the “Debt Securities”) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

Securities legislation in certain provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. See “Statutory Rights of Withdrawal and Rescission”.

The Company’s head and registered office is located at Suite 1010, 1075 West Georgia, Vancouver, British Columbia, V6E 3C9.

References to “United States dollars”, “$” or “US$” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”. See “Financial Information and Currency”. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

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ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Orla” or the “Company”, refer to Orla Mining Ltd. together with its subsidiaries.

This Prospectus is part of a registration statement on Form F-10 that we have filed with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Securities (the “Registration Statement”). Under the Registration Statement, we or any Selling Securityholder may, from time to time, offer any combination of the Securities described in this Prospectus in one or more Offerings. This Prospectus provides you with a general description of the Securities that we or any Selling Securityholder may offer. Each time we or any Selling Securityholder offer Securities under the Registration Statement or this Prospectus, we will provide a Prospectus Supplement that will contain specific information about the terms of that Offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the Securities.

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement or on the other information included in the Registration Statement of which this Prospectus forms a part. Neither we nor any Selling Securityholder have authorized anyone to provide you with different or additional information and the Company and any Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with any different, additional, inconsistent or other information, you should not rely on it. Neither we nor any Selling Securityholder are making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of this Prospectus, any applicable Prospectus Supplement or the respective dates of the documents incorporated by reference herein and therein, regardless of the time of delivery or of any sale of the Securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates. Information contained on the Company’s website should not be deemed to be a part of this Prospectus, any applicable Prospectus Supplement or incorporated by reference herein or therein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

FINANCIAL INFORMATION AND CURRENCY

The Annual Financial Statements of the Company incorporated by reference in this Prospectus have been prepared in accordance with IFRS Accounting Standards as issued by the IASB and are reported in United States dollars. The interim financial statements of the Company incorporated by reference in this Prospectus have been prepared in accordance with IFRS Accounting Standards as applicable to the preparation of interim financial statements including IAS 34 and are reported in United States dollars. Unless otherwise stated in the relevant financial statements, annual financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IFRS Accounting Standards as issued by the IASB and interim financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IAS 34. IFRS Accounting Standards and IAS 34 differ in some significant respects from generally accepted accounting principles in the U.S. (“U.S. GAAP”), and thus the financial statements may not be comparable to financial statements of U.S. companies. The SEC has adopted rules to allow foreign private issuers, such as the Company, to prepare and file financial statements prepared in accordance with IFRS Accounting Standards as issued by the IASB and IAS 34 without reconciliation to U.S. GAAP. Accordingly, the Company will not be providing a description of the principal differences between U.S. GAAP and IFRS Accounting Standards or IAS 34.

The combined financial statements of the Musselwhite gold mine at and for the years ended December 31, 2024 and 2023, including the notes thereto, contained in the Musselwhite Acquisition BAR (as defined herein) and incorporated by reference in this Prospectus, and the combined financial statements of the Musselwhite gold mine at and for the years ended December 31, 2023 and 2022, including the notes thereto, contained in the Musselwhite Circular (as defined herein) and incorporated by reference in this Prospectus, were prepared in accordance with U.S. GAAP, which differ in some significant respects from IFRS Accounting Standards and IAS 34, and thus may not be comparable to financial statements prepared in accordance with IFRS Accounting Standards and IAS 34.

References to “United States dollars”, “$” or “US$” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”.

The high, low and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Year Ended December 31				Six Months Ended June 30
	2023		2024		2024		2025
High for period	C$	1.3875	C$	1.4416	C$	1.3821	C$	1.4603
Low for period	C$	1.3128	C$	1.3316	C$	1.3316	C$	1.3558
Rate at end of period	C$	1.3226	C$	1.4389	C$	1.3687	C$	1.3643

On September 12, 2025, the Bank of Canada daily average rate of exchange was US$1.00 = C$1.3848 or C$1.00 = US$0.7221.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with Canadian standards for the reporting of Mineral Resource and Mineral Reserve estimates, which differ in some material respects from the disclosure requirements of United States securities laws. In particular, and without limiting the generality of the foregoing, the terms “Mineral Reserve”, “Proven Mineral Reserve”, “Probable Mineral Reserve”, “Inferred Mineral Resources”, “Indicated Mineral Resources”, “Measured Mineral Resources” and “Mineral Resources” used or referenced in this Prospectus and the documents incorporated by reference herein are Canadian mineral disclosure terms as defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards on Mineral Resources & Mineral Reserves adopted by the CIM Council on May 10, 2014 (the “CIM Definition Standards”). The definitions of these terms, and other mining terms and disclosures, differ from the definitions of such terms, if any, for purposes of the SEC’s disclosure rules for domestic United State issuers (the “SEC Rules”), including the requirements of the SEC in Regulation S-K Subpart 1300 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer that is eligible to file reports with the SEC pursuant to the MJDS, the Company is not required to provide disclosure on its mineral properties under the SEC Rules and provides disclosure under NI 43-101 and the CIM Definition Standards. Accordingly, Mineral Reserve and Mineral Resource information and other technical information contained or incorporated by reference herein or documents incorporated by reference may not be comparable to similar information disclosed by United States companies subject to the SEC’s reporting and disclosure requirements for domestic United States issuers.

Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Due to the uncertainty of Measured, Indicated or Inferred Mineral Resources, these Mineral Resources may never be upgraded to Proven and Probable Mineral Reserves. Investors are cautioned not to assume that any part of mineral deposits in these categories will ever be converted into reserves or recovered. In addition, United States investors are cautioned not to assume that any part or all of the Company’s Measured, Indicated or Inferred Mineral Resources constitute or will be converted into Mineral Reserves or are or will be economically or legally mineable.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the federal laws of Canada. Our officers, many of our directors and experts named in this Prospectus and the documents incorporated by reference herein are not residents of the United States, and many of our assets and all or a substantial portion of assets of such persons are located outside of the United States. Orla has appointed an agent for service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon Orla’s civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or “blue sky” laws of any state within the United States.

Orla has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Orla has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws or any state securities laws.

We will file with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company will appoint CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court, arising out of or related to or concerning the offering of the Securities under this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We will file the Registration Statement with the SEC. This Prospectus and the documents incorporated by reference herein, which form a part of the Registration Statement, do not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the Registration Statement is available on EDGAR (as defined herein) under the Company’s profile at www.sec.gov. Reference is also made to the Registration Statement and the exhibits thereto for further information with respect to us and the Securities. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

We are required to file with the various securities commissions or similar authorities in each of the applicable provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are also an SEC registrant subject to the informational requirements of the Exchange Act, and, accordingly, file with, or furnish to, the SEC certain reports and other information. Under the MJDS adopted by Canada and the United States, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated by reference herein contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation (collectively referred to herein as “forward-looking statements”). Forward-looking statements are included to provide information about management’s current expectations and plans that allows investors and others to get a better understanding of the Company’s operating environment, the business operations and financial performance and condition.

Forward-looking statements include, but are not limited to, statements regarding the use of proceeds of an Offering; the timing for completion of any Offering; the estimation of Mineral Resources and Mineral Reserves; statements regarding planned exploration, development and mining activities and expenditures, including estimated rates of production, timing, all-in sustaining costs, cash costs, sustaining and operating costs, mine production plans, projected mining and process recovery rates, and proposed exploration plans and expected results and timing thereof; feasibility studies and economic results thereof, including future production, net present value, internal rate of return, costs, payback period, and expenses; mining dilution assumptions; timeline for receipt of any required agreements, approvals, or permits; closure costs and requirements; proposed exploration plans and expected results of exploration from each of the Camino Rojo Project, the South Railroad Project and the Musselwhite Mine (as such terms are defined herein); the Company’s ability to obtain required mine licences, mine permits, required agreements with third parties and regulatory approvals required in connection with exploration plans and future mining operations,; community and ejido relations; the expected price of gold and silver; the Company’s sustainability strategy and its short-term and long-term sustainability goals; and the timing thereof; and the Company’s development objectives and strategies. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved (or the negative of any of these terms and similar expressions)) are not statements of fact and may be forward-looking statements.

Forward-looking statements are based upon a number of factors and assumptions that, if untrue, could cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by the Company at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause the Company’s actual financial results, performance, or achievements to be materially different from those expressed or implied herein. Some of the material factors or assumptions used to develop forward-looking statements include, without limitation: the future price of gold and silver; anticipated costs and the Company’s ability to fund its programs; the Company’s ability to carry on exploration, development, and mining activities; tonnage of ore to be mined and processed; ore grades and recoveries; decommissioning and reclamation estimates; currency exchange rates remaining as estimated; prices for energy inputs, labour, materials, supplies and services remaining as estimated; the Company’s ability to secure and to meet obligations under property agreements, including the Layback Agreement (as defined herein); that all conditions of the Company’s revolving credit facility will be met; the Company’s ability to successfully integrate the Musselwhite Mine; the timing and results of drilling programs; Mineral Reserve and Mineral Resource estimates and the assumptions on which they are based; the discovery of Mineral Resources and Mineral Reserves on the Company’s mineral properties; that political and legal developments will be consistent with current expectations; the timely receipt of required approvals and permits, including those approvals and permits required for successful project permitting, construction, and operation of projects; the timing of cash flows; the costs of operating and exploration expenditures; the Company’s ability to operate in a safe, efficient, and effective manner; the Company’s ability to obtain financing as and when required and on reasonable terms; that the Company’s activities will be in accordance with the Company’s public statements and stated goals; and that there will be no material adverse change or disruptions affecting the Company or its properties.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied. There can be no assurances that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Certain important factors that could cause actual results, performance, or achievements to differ materially from those in the forward-looking statements include, among others: failure to obtain required regulatory and stock exchange approvals with respect to any Offering; uncertainty and variations in the estimation of Mineral Resources and Mineral Reserves; risks related to the Company’s indebtedness and gold prepay; risks related to exploration, development, and operation activities; foreign country and political risks, including risks relating to foreign operations; tailings risks; reclamation costs; foreign country and political risks, including risks relating to foreign operations and expropriation or nationalization of mining operations; delays in obtaining or failure to obtain governmental permits, or non-compliance with permits; environmental and other regulatory requirements; loss of, delays in, or failure to get access from surface rights owners; uncertainties related to title to mineral properties; water rights; risks related to natural disasters, terrorist acts, health crises, and other disruptions and dislocations; financing risks and access to additional capital; risks related to guidance estimates and uncertainties inherent in the preparation of feasibility studies; uncertainty in estimates of production, capital, and operating costs and potential production and cost overruns; the fluctuating price of gold and silver; risks related to Cerro Quema; unknown labilities in connection with acquisitions; global financial conditions; uninsured risks; climate change risks; competition from other companies and individuals; conflicts of interest; risks related to compliance with anti-corruption laws; volatility in the market price of the Company’s securities; assessments by taxation authorities in multiple jurisdictions; foreign currency fluctuations; litigation risks; the Company’s ability to identify, complete, and successfully integrate acquisitions; intervention by non-governmental organizations; outside contractor risks; risks related to historical data; the Company not having paid a dividend; risks related to the Company’s foreign subsidiaries; risks related to the Company’s accounting policies and internal controls; the Company’s ability to satisfy the requirements of the Sarbanes-Oxley Act of 2002; enforcement of civil liabilities; the Company’s status as a passive foreign investment company for U.S. federal income tax purposes; information and cyber security; the Company’s significant shareholders; gold industry concentration; shareholder activism; risks associated with executing the Company’s objectives and strategies; the Company having broad discretion in the use of proceeds of an Offering of Securities; the existence of a sufficient liquid trading market for the Company’s Common Shares; the Debt Securities being unsecured; and there being no existing market through which the Securities, other than Common Shares, may be sold.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Although the Company believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. See the section entitled “Risk Factors”, and the section entitled “Risk Factors” in the Company’s annual information form dated as of March 18, 2025 for the financial year ended December 31, 2024 (the “Annual Information Form”) and the section entitled “Risks and Uncertainties” in the Interim MD&A (as defined herein), for additional risk factors that could cause results to differ materially from forward-looking statements.

Investors are cautioned not to put undue reliance on forward-looking statements. The forward-looking statements contained in this Prospectus and the document incorporated by reference herein are made as of the date of such documents only, and, accordingly, are subject to change thereafter. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law. Investors are urged to read the Company’s filings with Canadian securities regulatory agencies, which can be viewed online under the Company’s profile on the System for Electronic Data Analysis and Retrieval + (“SEDAR+”) at www.sedarplus.ca and the Company’s documents filed with, or furnished to, the SEC, which are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Orla Mining Ltd. at Suite 1010, 1075 West Georgia, Vancouver, British Columbia, V6E 3C9, telephone (604) 564-1852, and are also available electronically through SEDAR+ at www.sedarplus.ca. Documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov. The filings of the Company through SEDAR+ and through EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Company with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the Annual Information Form for the year ended December 31, 2024, dated March 18, 2025 (but excluding (i) the disclosure contained under the heading “Mineral Project – The Camino Rojo Project” in the Annual Information Form, (ii) the Mineral Reserve and Mineral Resource estimates for the Camino Rojo Project contained under the heading “Summary of Mineral Reserve and Mineral Resource Estimates” in the Annual Information Form, (iii) the disclosure contained under “2021 Camino Rojo Report” under the heading “Interest of Experts” in the Annual Information Form, and (iv) the references to, and all statements relating to, the qualified person responsible for the Mineral Resource estimate for the Musselwhite Mine, contained in the Annual Information Form under the headings “Summary of Mineral Reserve and Mineral Resource Estimates - Mineral Resources - Mineral Resource Notes - Musselwhite, Ontario” on page 21 of the Annual Information Form, “Mineral Projects - The Musselwhite Mine” on page 37 of the Annual Information Form and “Interest of Experts - Qualified Persons under NI 43-101” on page 97 of the Annual Information Form, which are superseded by the statements relating to Mark Williams, P.Geo., Chief Geologist at Musselwhite made under the heading “Interest of Experts” in this Prospectus);

(b)	the audited consolidated annual financial statements of the Company as at, and for the years ended December 31, 2024 and 2023, together with the independent registered public accounting firm’s report thereon and the notes thereto (the “Annual Financial Statements”) and the independent registered public accounting firm’s report on the Company’s internal control over financial reporting as of December 31, 2024;

(c)	the management’s discussion and analysis (“MD&A”) for the year ended December 31, 2024 (the “Annual MD&A”);

(d)	the unaudited condensed interim consolidated financial statements of the Company for the three and six months ended June 30, 2025 and 2024, together with the notes thereto (the “Interim Financial Statements”);

(e)	the management’s discussion and analysis for the three and six months ended June 30, 2025 (the “Interim MD&A”);

(f)	the management information circular of the Company dated May 9, 2025, prepared in connection with the annual general and special meeting of shareholders of the Company held on June 24, 2025;

(g)	the management information circular of the Company dated December 9, 2024 (the “Musselwhite Circular”), prepared in connection with the special meeting of shareholders of the Company to consider the Company’s acquisition of Musselwhite Mine Ltd. (the “Musselwhite Acquisition”) held on January 21, 2025 (but excluding (i) the disclosure contained under the heading “The Musselwhite Mine” in the Musselwhite Circular, and (ii) the formal valuation of Davidson & Company LLP attached as Schedule C to the Musselwhite Circular and any summary information or information derived therefrom contained in the Musselwhite Circular);

(h)	the business acquisition report of the Company dated May 13, 2025, relating to the Musselwhite Acquisition (the “Musselwhite Acquisition BAR”);

(i)	the material change report of the Company dated March 10, 2025, relating to the Musselwhite Acquisition;

(j)	the material change report of the Company dated June 13, 2025, relating to the first underground Mineral Resource estimate for the Camino Rojo deposit; and

(k)	the material change report of the Company dated July 28, 2025, relating to a pit wall event that occurred at Camino Rojo.

Any document of the type referred to in item 11.1 of Form 44-101F1 – Short Form Prospectus of National Instrument 44-101 – Short Form Prospectus Distributions (“NI 44-101”) of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by the Company with any securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements (only in respect of the Offering of Securities to which that particular Prospectus Supplement relates) disclosing additional or updated information, including the documents incorporated by reference herein and therein, filed pursuant to the requirements of applicable securities legislation in Canada during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. These documents are available on SEDAR+, which can be accessed at www.sedarplus.ca.

In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F (or any respective successor form) filed with the SEC subsequent to the date of this Prospectus and prior to the date that is 25 months from the date of this Prospectus, such document shall be deemed to be incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly set forth in such report). In addition, any other report on Form 6-K and the exhibits thereto filed or furnished by the Company with the SEC under the Exchange Act from the date of this Prospectus shall be deemed to be incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part, but only if and to the extent expressly so provided in any such report. The Company’s current reports on Form 6-K and annual reports on Form 40-F are available on EDGAR at www.sec.gov.

The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

When the Company files a new annual information form, audited consolidated financial statements and related MD&A and, where required, they are accepted by the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related MD&A and all unaudited interim condensed consolidated financial statements and related MD&A for such periods, all material change reports and any business acquisition report filed prior to the commencement of the Company’s financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new unaudited interim condensed consolidated financial statements and related MD&A being filed by the Company with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited interim condensed consolidated financial statements and related MD&A filed prior to the filing of the new unaudited interim condensed consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a management information circular in connection with an annual meeting being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual meeting (unless such management information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of any Offering of Securities will be delivered to purchasers of Securities together with this Prospectus, except in cases where an exemption from such delivery requirements is available, and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the Offering to which that Prospectus Supplement pertains.

SCIENTIFIC AND TECHNICAL INFORMATION

The scientific and technical information relating to the material mineral projects of the Company set forth in this Prospectus, or incorporated by reference herein, has been derived from, or is based on, in part, the following:

(a)	in respect of Camino Rojo, the technical report entitled “NI 43-101 Technical Report, Camino Rojo Project, Zacatecas State, Mexico” having a signature date of July 17, 2025 and an effective date of March 31, 2025, which technical report was prepared for the Company and filed under the Company’s SEDAR+ profile on July 17, 2025 (the “Camino Rojo Technical Report”);

(b)	in respect of South Railroad, the technical report entitled “South Railroad Project Form 43-101F1 Technical Report Feasibility Study, Elko County, Nevada” having a signature date of March 14, 2022 and an effective date of February 23, 2022, which technical report was prepared for Gold Standard Ventures Corp. and filed under the Company’s SEDAR+ profile on November 29, 2022 (the “South Railroad Technical Report”); and

(c)	in respect of Musselwhite, the technical report entitled “Technical Report – Musselwhite Mine, Ontario, Canada” having a signature date of December 20, 2024 and an effective date of November 18, 2024, which technical report was prepared for the Company and filed under the Company’s SEDAR+ profile on December 20, 2024 (the “Musselwhite Technical Report”).

Each of the Camino Rojo Technical Report, the South Railroad Technical Report and the Musselwhite Technical Report has been filed with applicable Canadian securities regulatory authorities and is available for review under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

If, after the date of this Prospectus, the Company is required by Section 4.2(1)(j) of NI 43-101 to file a technical report to support scientific or technical information that relates to a mineral project on a property that is material to the Company, the Company will file such technical report in accordance with Section 4.2(5)(a)(i) of NI 43-101 as if the words “short form prospectus” refer to a “shelf prospectus supplement”.

NON-GAAP MEASURES DISCLOSURE

Certain performance measures and ratios that have been included in this Prospectus, or incorporated by reference herein, do not have any standardized meaning prescribed by IFRS Accounting Standards (“Non-GAAP Measures”), including average realized gold price, net cash, adjusted earnings, adjusted earnings per share, free cash flow, all-in sustaining costs (and all-in sustaining cost per ounce), cash costs (and cash cost per ounce), exploration and project development costs. This Prospectus, or the documents incorporated by reference herein, presents these Non-GAAP Measures as it is understood that certain investors will use this information to evaluate the Company’s performance in comparison to other mining companies in the precious metals mining industry who present results on a similar basis. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS Accounting Standards, and as such these measures might not be comparable to the similar financial measures disclosed by other companies. Accordingly, the presentation of these Non-GAAP Measures is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS Accounting Standards. For a reconciliation of these measures to the most directly comparable financial information reported in the Company’s Annual Financial Statements and Interim Financial Statements prepared in accordance with IFRS Accounting Standards, and for an explanation of the composition and usefulness of these measures, please see the “Non-GAAP Measures” section in each of the Annual MD&A and Interim MD&A, and the “Non-GAAP Measures” section in the Annual Information Form, each of which are incorporated by reference herein.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (1) the documents listed under the heading “Documents Incorporated by Reference” of this Prospectus; (2) powers of attorney from certain of the Company’s directors and officers (included on the signature page to the Registration Statement); (3) the consent of the Canadian firm of Ernst & Young LLP with respect to their independent registered public accounting firm’s report on the Annual Financial Statements and on the Company’s internal control over financial reporting as of December 31, 2024; (4) the consent of the “qualified persons” referred to under the heading “Interest of Experts” in this Prospectus; (5) the consent of Canadian counsel, Cassels Brock & Blackwell LLP; (6) the form of debt indenture; and (7) the consent of the United States firm of Ernst & Young LLP with respect to their independent auditor report on the combined financial statements of the Musselwhite gold mine at and for the years ended December 31, 2024 and 2023, including the notes thereto, contained in the Musselwhite Acquisition BAR and with respect to their independent auditor report on the combined financial statements of the Musselwhite gold mine at and for the years ended December 31, 2023 and 2022, including the notes thereto, contained in the Musselwhite Circular. A copy of the form of warrant agreement, subscription receipt agreement, or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

THE COMPANY

The Company is a Canadian company listed on the TSX under the symbol “OLA” and on the NYSE American under the symbol “ORLA”. Orla’s corporate strategy is to acquire, explore, develop, and operate mineral properties where its expertise can substantially increase stakeholder value. Orla has three material gold projects for the purposes of NI 43-101: (1) the Camino Rojo project (“Camino Rojo” or the “Camino Rojo Project”) located in Zacatecas State, Mexico, which consists of the Camino Rojo oxide gold mine, which achieved commercial production effective April 1, 2022, and the Camino Rojo sulphides project (the “Camino Rojo Sulphides”), (2) the South Railroad project (“South Railroad” or the “South Railroad Project”), located in Nevada, United States, which consists of the Dark Star and Pinion deposits and is situated within a prospective land package, referred to as the “South Carlin Complex”, along the Carlin trend, and (3) the Musselwhite gold mine (“Musselwhite” or the “Musselwhite Mine”), located in Ontario, Canada, acquired by the Company on February 28, 2025.

For further details regarding South Railroad and Musselwhite, including information regarding their associated NI 43-101 technical reports and current Mineral Resource and Mineral Reserve estimates, see “Summary of Mineral Reserve and Mineral Resource Estimates” and “Mineral Projects” in the Annual Information Form. For further details regarding Camino Rojo, including information regarding its NI 43-101 technical report and current Mineral Resource and Mineral Reserve estimates, see “Camino Rojo Project”.

More detailed information regarding the business of the Company, as well as its operations, assets, and properties can be found in the Annual Information Form and other documents incorporated by reference herein. See “Documents Incorporated by Reference”.

Recent Developments

On March 26, 2025, Deloitte LLP was appointed as the auditor of the Company, replacing Ernst & Young LLP which resigned as auditor effective as of the same day.

On April 1, 2025, the Company announced the start of the 2025 exploration drilling program at Musselwhite.

On June 5, 2025, the Company announced the initial underground Mineral Resource estimate for Camino Rojo.

On June 24, 2025, the Company held its 2025 annual general and special meeting. At the meeting, Tim Haldane did not stand for re-election and, accordingly, his term in office as a director of the Company expired at the close of the annual general and special meeting.

On July 17, 2025, the Company filed the Camino Rojo Technical Report, which report included the initial underground Mineral Resource estimate for Camino Rojo previously announced on June 5, 2025. See “Camino Rojo Project” below for a summary of the Camino Rojo Technical Report.

On July 23, 2025, the Company reported that an uncontrolled material movement event occurred on the pit wall at Camino Rojo. The event occurred along the temporary north wall of the open pit. There were no injuries or equipment damage as a result of the material movement, which was detected early by the pit monitoring systems. The event was caused by significant rain. There was no environmental damage resulting from the incident. While main access throughout the pit was not affected, mining in the pit was temporarily suspended while the Company conducted the necessary geotechnical assessments to ensure safe remediation and the eventual resumption of mining activities.

On August 5, 2025, the Company announced that as a result of the uncontrolled material movement on the north pit wall at Camino Rojo, a 50 to 80 metre pushback of the north wall was being planned, with a re-designed slope and continuous monitoring to ensure safe operating conditions. Approximately 9.0 Mt of predominantly oxidized material is expected to be removed and then crushed and stacked on the heap leach from the north wall. The Company also announced updated annual guidance as a result of the pit wall event.

On August 7, 2025, the Company provided an exploration update, announcing drill result from Zone 22 at Camino Rojo.

On August 13, 2025, the Company announced that the U.S. Department of the Interior Bureau of Land Management (“BLM”) has published the Notice of Intent (“NOI”) for South Railroad in the Federal Register. The publication of the NOI represents a major milestone in the federal permitting process, as it formally initiates the process to complete the National Environmental Policy Act review and preparation of an Environmental Impact Statement by the BLM. Following receipt of all required state and federal permits, onsite construction can begin.

CAMINO ROJO PROJECT

The following disclosure relating to the Camino Rojo Project has been derived, in part, from the Camino Rojo Technical Report. The Camino Rojo Technical Report was prepared by Sylvain Guerard, P.Geo., and Stephen Ling, P.Eng., of Orla, Marie-Christine Gosselin, P.Geo., and Luis Vasquez, M.Sc., P.Eng., of SLR Consulting (Canada) Inc. (“SLR”), Caleb Cook, P.E., of Kappes, Cassiday & Associates (“KPA”), and Andrew Kelly, P.Eng., of Blue Coast Research Ltd. (“BCR”), who are each a qualified person under NI 43-101. Marie-Christine Gosselin, Luis Vasquez, Caleb Cook and Andrew Kelly are each independent of the Company under NI 43-101. Sylvain Guerard and Stephen Ling are not independent of the Company under NI 43-101 as they are each an employee of the Company. The Camino Rojo Technical Report is available for review under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

In this section of this Prospectus, references to “Project”, “Camino Rojo”, “Camino Rojo property”, or the “property” refers to and encompasses the Camino Rojo Project.

Property Description, Location and Access

The Camino Rojo property is located in the Municipality of Mazapil, State of Zacatecas, Mexico, situated along a wide, flat valley near the village of San Tiburcio on Mexican Highway 54, a well-maintained, paved highway providing southbound access to the major city of Zacatecas, in State of Zacatecas, as well as northbound towards Monterrey in Nuevo Leon. Both cities have airports with regularly scheduled flights south to Mexico City or north to the United States. The property lies 190 kilometres (km) northeast of the city of Zacatecas, 48 km south-southwest of the town of Concepción del Oro, which is the nearest population center with basic services, and 54 km south-southeast of Newmont Corporation’s (“Newmont”) Peñasquito Mine. The Project area is centred at approximately 244150 E 2675900 N UTM NAD27 Zone 14N.

Highways 54 and 62 transect the property. There are also numerous gravel roads within the property linking the surrounding countryside with the two highways. There are very few locations within the property that are not readily accessible by four-wheel drive vehicle.

The property mineral rights are held by Orla’s Mexican subsidiary Minera Camino Rojo S.A. de C.V. (“MCR”) in seven concessions covering 138,639.74889 hectares (ha).

The General Directorate of Mines grants concessions for a period of 50 years, provided the concession is maintained in good standing. As part of the requirements to maintain a concession in good standing, bi-annual fees must be paid based upon a per-hectare escalating fee, work expenditures must be incurred in amounts determined based on concession size and age, and applicable environmental regulations must be respected. As of the date of the Camino Rojo Technical Report, concessions are in good standing with respect to payment of mining taxes (January and July of each year) and filing of assessment reports. The expiration dates for the concessions comprising the Project range from November 5, 2057 to October 1, 2058.

MCR acquired the concessions comprising the Project from Newmont’s Mexican subsidiary, Minera Peñasquito S.A. de C.V. under the terms of an acquisition agreement. Under the terms of the acquisition agreement, Goldcorp Inc. (“Goldcorp”), now a subsidiary company to Newmont, was granted a 2% net smelter return (“NSR”) royalty on all metal production from the Project, except for metals produced under the sulphide joint venture stipulated in the acquisition agreement. On October 27, 2021, the 2% NSR royalty that pertains to oxide material was sold to Maverix Metals Inc.

In the event that a sulphide project is defined through a positive pre-feasibility study outlining one of the following development scenarios, Newmont may, at its option, enter into a joint venture for the purpose of future exploration, advancement, construction, and exploitation of the sulphide project:

•	Scenario A: A sulphide project where material from the Project is processed using the existing infrastructure of the Peñasquito Mine, Mill and Concentrator facilities. In such circumstances, the sulphide project would be operated by Newmont, who would earn a 70% interest in the sulphide project, with Orla owning 30%.

•	Scenario B: A standalone sulphide project with a mine plan containing at least 500 million tonnes (Mt) of Proven and Probable Mineral Reserves using standalone facilities not associated with Peñasquito. Under this scenario, the sulphide project would be operated by Newmont, who would earn a 60% interest in the sulphide project, with Orla owning 40%.

Following exercise of its option, if Newmont elects to sell its portion of the sulphide project, in whole or in part, then Orla would retain a right of first refusal on the sale of the sulphide project.

On December 21, 2020, Orla announced that it had entered into an agreement (the “Layback Agreement”) with Fresnillo plc (“Fresnillo”) and two of its Mexican subsidiary companies, granting Orla the right to expand the Camino Rojo oxide pit onto a portion of Fresnillo’s 782 ha. “Guachichil D1” mineral concession, Title 245418, located immediately to the north of Orla’s property. The Layback Agreement allows Orla access to oxide and transitional heap leachable Mineral Resources on Orla’s property below the open pit outlined in Orla’s June 2019 technical report for the Project. In addition, the Layback Agreement grants Orla the right to mine from Fresnillo’s mineral concession and recover for Orla’s account, all oxide and transitional material amenable to heap leaching that are within an expanded open pit. The Layback Agreement received Federal Competition Commission (Comisión Federal de Competencia Económica or “COFECE”) approval in February 2021, and the surface access rights were ceded in December 2022.

The Layback Agreement is only with respect to the portion of the heap leach material included in the Mineral Reserves at Camino Rojo. Any potential development of the Camino Rojo property that includes material outside this agreement within the underground resources included in the Mineral Resource estimate is dependent on entering into an additional agreement with Fresnillo (or any potential subsequent owner of the mineral titles).

Surface rights in the Project area are owned by several Ejidos, which are federally defined agrarian communities. The land that includes the Mineral Resource at Camino Rojo is controlled by the San Tiburcio Ejido. Exploration work has been carried out under the authority of agreements between the project operators and the Ejidos. Certain of these agreements requires payments be made to keep the agreements in good standing and all required payments had been made as of the date of the Camino Rojo Technical Report.

A 1% royalty is payable to the Mexican government as an extraordinary mining duty, mandated by federal law, and applies to precious metal production from all mining concessions, regardless of owner or other royalty encumbrances. This royalty was increased to 1% from 0.5% and is in effect starting in 2025. The increase in this royalty was not reflected in the cut-off values used in preparing Mineral Resource and Mineral Reserve estimates for the Project.

History

The Camino Rojo deposit was discovered by geologists under contract to Canplats Resources Corporation (“Canplats”) in mid-2007. The deposit was concealed beneath post-mineral cover in a broad, low relief alluvial valley adjacent to the western flank of the Sierra Madre Oriental. A shallow pit excavated through a thin veneer of alluvium, located adjacent to a stock pond (represa) was the discovery exposure of the deposit. Canplats began concurrent programs of surface geophysics and reverse-circulation (RC) drilling in late 2007 and began core drilling in 2008. Elevated chargeability zones from the surface geophysics were interpreted as large volumes of sulphide mineralized rocks. Drilling by Canplats, and later drilling by Goldcorp, confirmed the presence of sulphide mineralization at depth in the Represa zone (now the Camino Rojo deposit), and a deeper sulphide mineralized zone to the southwest at Don Julio (now part of the Camino Rojo Sulphides Zone).

Canplats was acquired by Goldcorp in early 2010. Validation, infill, condemnation, and expansion drilling began in January 2011, mostly focused on the Represa and Don Julio zones, and their immediate surroundings. Airborne gravity, magnetic and transient electromagnetic (TEM) surveys were carried out, and rotary air blast (RAB) and RC drilling tested other exploration targets within the concession.

As of the end of 2015 a total of 295,832 metres (m) in 445 diamond drill holes (DDH), 44,557 m in 188 RC drill holes, and 31,286 m of RAB drilling had been completed.

There were no exploration or drilling activities carried out from the end of 2015 up to and including October 2017. Orla acquired the property from Goldcorp in 2017. The Camino Rojo Oxide Gold Mine achieved its first gold pour in December 2021 and began commercial production in April 2022.

Geological Setting, Mineralization and Deposit Types

The Camino Rojo property geology is dominated by siliciclastic and carbonate Cretaceous sedimentary units which are intruded by northeast-southwest and east-west striking mafic to intermediate dikes. The property-scale map pattern is dominated by northeast vergent folds, commonly cored by limestones of the Cupido Formation. Northeast directed shortening is pre- to post-tectonic with respect to intrusion of dikes and formation of ore-stage polymetallic veins and mantos. Cenozoic extension resulted in the formation of horsts and grabens at Camino Rojo.

The Camino Rojo deposit is gold-dominant, with lesser silver, lead and zinc and displays transitional mineralization styles, forming a continuum between intermediation sulphidation epithermal and skarn mineralization. The Oxide and the Caracol-hosted Sulphide zones exhibit characteristics typical of intermediate sulphidation epithermal deposits, while Zone 22 shows features of distal skarn zones. The Late Cretaceous Caracol Formation is the primary host of Camino Rojo Oxides and Camino Rojo Sulphides (Sulphides) mineralized zones, while Zone 22 extends into the underlying carbonate-rich Indidura, Cuesta del Cura, La Peña and Cupido formations.

The distribution of auriferous mineralization at Camino Rojo is controlled by steep northwest and shallow south dipping polymetallic veins within the siliciclastic hosted Oxide and Sulphide zones. Within the carbonate hosted Zone 22, auriferous mineralization is controlled by disseminated, patchy and massive polymetallic sulphide replacement (manto type) of carbonate strata and sulphide breccias along the margins and crosscutting dioritic dikes. Pervasive, near surface oxidation extends to approximately 150 - 200 m below surface, and extends to greater depths along structurally controlled zones of fracturing and permeability.

Exploration

In addition to regional drilling (101 holes, 33,003 m), Orla has also conducted numerous other regional exploration activities across portions of its mining concessions. This includes mapping, prospecting, geophysical surveys (1,006 km2 drone magnetometry, 243 km2 gravity, 346 km2 induced polarization), soil sampling (15,651 samples), rock sampling (3,213 samples) and biogeochemical sampling (22 samples).

Orla is currently executing its planned 2025 regional exploration program, which includes:

•	A drill program totalling 7,200 m, following up on two positive drill results from 2024, and drill testing six new targets pending receipt of required permits.

•	Target generation and definition stage activities include prospecting, mapping, soil sampling, rock sampling, and a drone magnetics survey across the Majoma and Miserias target areas.

Drilling

The drill hole database for the Camino Rojo property contains 1,630 drill holes and 528,015 m of drilling, as summarized in the following table.

Summary of Camino Rojo Drilling, 2007 to 2024

Year	Company	RC Drillling		RAB Drilling		DDH Drilling		Total
		Holes	Metres	Holes	Metres	Holes	Metres	Holes	Metres
2007	Canplats	12	2,367					12	2,367
2008	Canplats	80	21,621			29	15,843	109	37,464
2007-08	Canplats	92	23,988			29	15,843	121	39,831
2011	Goldcorp	91	18,447	138	10,008	124	54,249	353	82,704
2012	Goldcorp	4	1,116	160	18,514	38	35,606	202	55,236
2013	Goldcorp					134	110,305	134	110,305
2014	Goldcorp			8	2,764	79	75,478	87	78,242
2015	Goldcorp					3	2,100	3	2,100
2011-15	Goldcorp	95	19,563	306	31,286	378	277,738	779	328,587
2018	Orla	27	7,129			49	4,718	76	11,847
2019	Orla	23	5,451					23	5,451
2020	Orla	22	5,577			7	3,435	29	9,012
2021	Orla	1	371	283	9,197	8	2,644	292	12,212

Year	Company	RC Drillling		RAB Drilling		DDH Drilling		Total
		Holes	Metres	Holes	Metres	Holes	Metres	Holes	Metres
2022	Orla	30	6,892	20	600	36	12,867	86	20,360
2023	Orla	1	494			139	57,848	140	58,342
2024	Orla					84	42,374	84	42,374
2018-24	Orla	104	25,914	303	9,797	323	123,886	730	159,598
Total	Total	291	69,465	609	41,083	730	417,467	1,630	528,016

*Note: Table reports one less Canplats core hole, one less Goldcorp RC hole and 37 less Goldcorp core holes compared to historical drilling reported in Section 6.0 of the Camino Rojo Technical Report, as some of the historical drilling was outside the current project area and are not included in the Camino Rojo drillhole database.

Orla is currently advancing a 15,000 m drill program with the goal of upgrading and expanding the upper part of the Zone 22 resource by the end of 2025.

In addition to the near mine drilling programs, Orla has also completed geotechnical, metallurgical, condemnation, regional exploration, water exploration, and development drilling, totalling 159,226 m.

Clay exploration drill holes indicated that clay required for leach pad and pond construction was present, but adequate amounts were unable to be confirmed. Condemnation drill holes verified that the proposed sites for Project infrastructure would not impede development of Mineral Resources. Geotechnical drill holes provided the information necessary to determine pit slope stabilities and design criteria for the process plant, leach pad, waste storage facilities, and ponds, and confirmed that the proposed locations for each are suitable. Metallurgical drill holes provided material for mineral processing and metallurgical testing. The regional exploration drill holes were part of regional exploration programs as described above. The water exploration, monitoring, and development drill holes provided information needed for hydrogeologic modeling.

Sampling, Analysis and Data Verification

Geological staff from Canplats oversaw the sampling and analysis during the drilling campaigns in 2007 and 2008. Goldcorp took over supervision for the drilling activities from 2011 to 2015, and Orla has been managing the process since the 2018 drilling campaign.

Canplats and Goldcorp Sampling

Goldcorp sample intervals were consistently 1.5 m for core, RC, and RAB drilling. For Canplats RC drilling, about 20% of the sample intervals were 1.0 m and 80% were 2.0 m intervals. Canplats core samples tended to be 2.0 m intervals, but about 30% of the intervals were shorter and of random length.

For the RC drilling by Canplats and Goldcorp a splitter was used at the drill rig and the sample collected in the field. For drill core, both Canplats and Goldcorp split the samples at secure facilities and bagged them for shipment to the sample preparation laboratories.

There is no recovery information for Canplats drilling or for any of the RC or RAB drilling. The recovery for Goldcorp core was very high, generally above 90% and the overall average was about 96%.

Orla Sampling

Drill core was sampled by cutting the core with a diamond saw and sending half of the core for assay and retaining half of the core in the core box for archive. Sample intervals were generally 1.5 m long, except where geologic contacts or lack of recovery required a different sample length. Sampling was conducted in secure facilities at the Project core logging facility in San Tiburcio.

Sample Preparation and Analysis

The ALS Chemex laboratory (ALS), located in North Vancouver, British Columbia, has served as the primary assay laboratory for routine surface and drill sample assaying in the Canplats, Goldcorp, and Orla drilling and sampling programs. All assays were conducted at ALS, which is certified under ISO 9001:2000 and 2008, and accredited under ISO 17025:2005. ALS operates independently of Canplats, Goldcorp, and Orla.

Sample preparation occurred at the ALS laboratory located in Zacatecas, following the PREP-31 standard procedure:

•	Samples were dried at 105ºC, coarse crushed to 70% passing (P70) a 10-mesh screen (-2.0 millimetre (mm)), riffle split (200 grams (g) to 250 g), and pulverized to 85% passing (P85) a 200-mesh screen (-75 micrometre (µm)).

•	Gold was assayed using a 30-gram fire assay fusion, with Atomic Absorption finish (ALS Chemex Code Au-AA23). Over-limits for gold were automatically re-assayed using a 30-gram fire assay fusion with gravimetric finish (method code Au-GRA21).

•	A total of 34 other elements were determined using a multielement inductively coupled plasma – atomic emission spectroscopy (ICP-AES) instrument and four-acid sample digestion (method code ME-ICP61). Over-limits for silver, copper, zinc, and lead were automatically determined by ICP-AES and four-acid digestion (method code ME-OG62) for ore-grade samples.

RAB-style RC samples collected between 2011 and 2014 were analyzed using ALS’s ME-MS61m method. This technique involves four-acid digestion, ICP-AES, mass spectrometry, and cold-vapor atomic absorption to detect 48 elements plus mercury. Most RAB holes are situated around the edges of the main deposit area. In 2024, samples with more than 1% sulphide content were tested using the Au-SCR21 screen fire assay.

Canplats and Goldcorp Sample Security

Canplats core and RC samples were trucked approximately 5 km from the field to a secure warehouse in San Tiburcio. Drill cores were halved, bagged, sealed with plastic ties, and stored in a locked facility overseen by company geologists. Before shipment, bags were grouped into labeled, sealed nylon sacks.

These sacks were hand-delivered by company staff to the ALS Chemex lab in Guadalajara, Jalisco.

Under Goldcorp, samples were transported twice daily to the same warehouse. Each afternoon, sealed core bags were packed into numbered rice sacks and stored securely. Once or twice a week, these were picked up by a contracted truck and delivered to ALS Chemex for processing.

Orla assumed control of the former Goldcorp facility in San Tiburcio, which now securely stores core samples, assay pulps, and RC chip trays. The site is enclosed and protected by locked gates.

Orla Sample Security

Orla personnel transport core boxes to the company’s secure storage facilities in San Tiburcio at the conclusion of each drill shift. The core is labeled, photographed, logged, and sampled under the supervision of staff geologists. The geologists define the intervals for sampling, after which the drill core is split following established procedures.

Following cutting, half of the core is placed in a plastic sample bag, while the other half is returned to the core box. Each sample is tagged and bagged, with quality control samples inserted into the sampling sequence.

Samples destined for assay are packaged into shipping bags and dispatched directly to the ALS sample preparation facility in Zacatecas. Sampled holes, rejects, and pulps are retained after analysis in storage facilities at the site.

Quality Assurance and Quality Control

During Canplats period, blanks and commercial certified reference materials (CRMs) were inserted into drilling sample streams at a rate of approximate of 5% or 1 in 20. Additionally, in 2007–2008, Canplats conducted a check assay verification, sending 151 samples along with pulp duplicates, blanks, and CRMs, to Assayers Canada, located in Vancouver, British Columbia. This umpire laboratory was accredited under ISO 9001:2008 at the time.

The quality assurance/quality control (“QA/QC”) program implemented by Goldcorp included the use of blanks, standards, and field duplicates to monitor preparation and analytical stages in the laboratory. A total of 13,193 quality control samples were inserted into the sample stream, accounting for approximately 7% of the total samples.

Orla implemented a more robust QA/QC program during its drilling campaigns, which included 826 coarse blank, 825 CRM, 1,606 field duplicate, 415 coarse duplicate, and 422 pulp duplicate samples as well as 48 pulp duplicate check assays from blast holes sent to Bureau Veritas Laboratories in British Columbia, Canada, a third-party laboratory (independent of Orla) in 2019, accredited by SCC and holding certification ISO/IEC 17025.

Blank samples, consisting of unmineralized post-mineral volcanic rocks, were inserted at a rate of 1:50, ideally following visible gold or high-grade mineralization intervals. Ten different CRMs sourced either by CND Resource Laboratories or Rocklabs of New Zealand were inserted every 50 samples. Field duplicates were inserted into the sample stream at a rate of one in 50 and were selected and taken from either a split of the RC drilling chips or quartered drill core, which was later increased to half drill core samples. Coarse duplicates were also inserted into the sample stream at a rate of one coarse duplicate every 100 samples. Pulp duplicates were inserted at the same rate.

The applicable qualified person of the Camino Rojo Technical Report is of the opinion that the protocols in place have been improved during the recent drilling phases, and a more continuous correction of biases in a timely manner has been observed. In general, good performances were achieved from CRMs and blanks, and acceptable precision rates from duplicates, considering the gold nugget effect at the Project.

Data Verification

The applicable qualified person of the Camino Rojo Technical Report conducted cross-checks between the Camino Rojo assay database and ALS assay certificates, comparing values for Au, Ag, Pb, Cu, and Zn with the assay database records. The review found no significant discrepancies.

The applicable qualified person of the Camino Rojo Technical Report is of the opinion that the database is well maintained and that database verification procedures for Camino Rojo comply with industry standards and are adequate for the purposes of Mineral Resource estimation.

Mineral Processing and Metallurgical Testing

Heap Leach and Cyanidation Test Work

The Camino Rojo Project is currently in operation as an open pit mine with a heap leach operation for recovery of gold and silver values. Historical metallurgical test work programs on material from the Project were commissioned by the prior operators, Canplats and Goldcorp, between 2009 and 2015, and by Orla between 2019 and 2020, to evaluate the amenability of the material to heap leaching for the recovery of gold and silver.

Since the start of operations in 2021, routine column and bottle roll leach tests have been completed on monthly production composites at Camino Rojo’s onsite lab.

Based on the results of the previous and ongoing site production test data, along with site production data, the applicable qualified person of the Camino Rojo Technical Report recommends the following updated key design parameters for heap leaching:

•	Crush size of 100% passing 35 mm (P80 25mm).

•	Estimated gold recoveries (including 2% field deduction) of:

o	70% for oxide material with pervasive potassic alteration (KpOx)

o	56% for oxide material with incipient potassic or phyllic alteration (KiOx)

o	60% for transition material with high oxidation (Trans-Hi)

o	40% for transition material with low oxidation (Trans-Lo)

•	Estimated silver recoveries (including 3% field deduction) of:

o	11% for KpOx

o	15% for KiOx

o	27% for Trans-Hi

o	34% for Trans-Lo

•	Design leach cycle of 90 days.

•	Average cyanide consumption of 0.30 kilograms (kg) / tonne (t) ore.

•	Average lime consumption of 4.0 kg/t ore.

•	Preg-robbing has not been a material issue during production and is not expected to present any significant risks to the project.

As of the date of the Camino Rojo Technical Report, realized recoveries for gold are in close agreement with the predicted recoveries and are supported by the onsite production column results. Silver recoveries, both realized and predicted from the production columns, have been consistently lower than anticipated; however, a recent ongoing uptick in produced silver suggests this may be a result of slower than anticipated silver leach kinetics with potential for increased silver production as silver leaching continues on higher lifts.

Sulphide Test Work

Samples from the Camino Rojo Sulphide deposit have been evaluated by conventional metallurgical testwork methods including cyanidation, froth flotation, and pressure oxidation during several different testwork programs. The results suggest that material within the deposit is metallurgically variable and requires flexibility in processing arrangements. Distinct zones of cyanide leachable gold are present, coupled with distinct areas of refractory material that requires pre-oxidation ahead of cyanidation in order to maximize gold recovery. The refractory zones are associated with areas of higher arsenic and organic carbon. In areas with elevated zinc, potential exists to produce a zinc concentrate as well.

A geometallurgical review delineated five spatially distinct zones of metallurgical performance. Two zones, transition and sulphide leachable, are considered amenable to conventional cyanidation using a carbon-in-leach (CIL) flowsheet. Average gold and silver recovery from these areas is 92% and 36%, respectively. The three additional zones contain varying amounts of arsenic and organic carbon and may be effectively treated through a combined flowsheet consisting of flotation, pressure oxidation (POX) and CIL. Average gold and silver recovery from the Float-POX-CIL material is 85% and 41% respectively.

Mineral Resource Estimate

SLR and the applicable qualified person of the Camino Rojo Technical Report were engaged to estimate the Mineral Resources at Camino Rojo assuming both open pit and underground mining scenarios, primarily using diamond drill hole data.

Orla provided the drill hole database, which the applicable qualified person of the Camino Rojo Technical Report reviewed and verified. The database includes over 1,000 drill holes totaling approximately 506,000 m, with detailed geological, assay, and geotechnical information. Only drill holes within the defined resource area were used in the estimate. Geological models, including lithology, alteration, and geometallurgical domains, were developed in Leapfrog by Orla and reviewed by the applicable qualified person of the Camino Rojo Technical Report. Mineralization wireframes were constructed for both low-grade and high-grade mineralization zones, using gold and gold equivalent cut-offs of 0.1 g/t Au or 0.1 g/t AuEq for low-grade and 1 g/t Au or 1 g/t AuEq for high-grade, with AuEq being used below the Caracol Formation to consider the contributing metals at depth. These mineralization wireframes were organized into vein groups and estimation domains, reflecting geological and metallurgical characteristics.

To prevent isolated high-grade assays from skewing the grade estimation, SLR applied capping based on statistical analyses within defined capping domains (MIN100, MIN200, MIN300, MIN500, LG, and OUT). High-grade restrictions were also implemented in lower-grade domains (LG and OUT) to limit the impact of anomalous values. After capping, assays were composited into fixed 1.5 m intervals within mineralized wireframes, with short composites (under 0.45 m) added to the previous interval to maintain consistency in the estimation process.

Grade continuity was evaluated using numeric grade shells and variogram analysis, revealing distinct gold grade trends, particularly in veins MIN103, MIN203, MIN206, and MIN237. These trends guided variogram modelling, with the most reliable results in the OxTrHi domain.

The applicable qualified person of the Camino Rojo Technical Report estimated the Camino Rojo grade block model using ID² or ID³ interpolation in three to four passes, with hard boundaries across all domains and variable orientation. A density sub-domaining strategy was established using the high-grade (HG), low-grade (LG), and OUT domains based on oxidation levels (oxide [Ox], transition [Tr], and sulphide [Sx]), resulting in nine density domains, with values ranging from 2.4 g/cm³ to 2.67 g/cm³, that are considered appropriate for the deposit. An octree block model with 5 m parent blocks, sub-blocked to 1.25 m, was built in Leapfrog Edge. The applicable qualified person of the Camino Rojo Technical Report deems the model and block size suitable for both open pit and underground mine planning.

Metal prices used for Mineral Resource estimation were $2,300/oz for gold, $29/oz for silver, and $1.25/lb for zinc. NSR cut-off values were defined according to mining and processing methods, including costs and recovery assumptions, with open pit NSR cut-off values at $7.59/t (leach) and $17.30/t (Mill – carbon-in-leach [CIL]), and underground NSR cut-off values of $59.02/t for leach, $/t 68.73 for CIL and $76.23/t for CIL with pressure oxidation (POX). Only blocks above these cut-offs within resource pit shells and all blocks within underground resource reporting shapes built with these NSR cut-off values were reported.

Open pit optimization was performed in Whittle using a 10 m x 10 m x 10 m regularized block model and the Pseudoflow algorithm, applying a 45° slope angle, NSR-based revenue inputs, and mining and processing costs of $2.04/t, $7.59/t (heap leach), and $17.30/t (mill). The pit shell incorporated a $45/t trade-off cost for underground mining. Underground optimization was completed in Deswik’s Stope Optimizer using NSR inputs and costs ranging from $59.02/t to $76.23/t, depending on processing method. Panel shapes were constrained by geometry and dip, with a two metre minimum thickness, clipped to the pit shell, and overlapping or isolated shapes were removed. An incremental cut-off of $40/t was applied, and no crown pillar was considered in the Mineral Resource estimate.

The applicable qualified person of the Camino Rojo Technical Report classified the Camino Rojo Mineral Resources based on drill hole spacing within key estimation domains (OxTrHi, 100, 200, 300, 500, and LG). Measured material, limited to the OxTrHi domain, required a drill spacing of no greater than or equal to 25 m, visual validation with blast hole data, and grade continuity above the 0.25 g/t Au production cut-off. Indicated material was defined by spacing of approximately 25 m to 50 m and inferred by approximately 50 m to 100 m. Classification also considered drill hole geometry (minimum three holes) and data distribution. Where downdip drill holes lacked perpendicular support within 25 m in the 100 series, indicated blocks were downgraded to inferred. CIM (2014) definitions were used for Mineral Resource classification.

The applicable qualified person of the Camino Rojo Technical Report validated the Camino Rojo block model using visual checks and statistical comparisons to ensure the reliability of domain flagging and interpolated grades. This included comparing block model grades to composite and blast hole assays, evaluating swath plots across estimation methods (ID, OK, NN), and checking volumetric consistency between wireframes and the model. A reconciliation with the production grade control model confirmed good alignment for gold (2% tonnage, 1% grade, 3% ounces variance), while silver showed a 40% negative variance, attributed to differing assay methods. Overall, SLR concluded the model is robust and suitable for public disclosure.

The Mineral Resource estimate for Camino Rojo, with an effective date of March 31, 2025, is presented in the following table.

Summary of Mineral Resources – Effective Date of March 31, 2025

Operation	Processing Type	Category	Tonnage (kt)	Average Grade				Contained Metal				NSR Cut- off Value ($/t)
				Gold (g/t)	Silver (g/t)	Zn (%)	AuEq (g/t)	Gold (koz)	Silver (koz)	Zinc (Mlb)	AuEq (koz)
OP	Leach	Measured	3,055	0.81	16.17	-	0.87	79	1,588	-	86	7.59
		Indicated	33,967	0.76	15.03	-	0.83	831	16,411	-	908
		Measured + Indicated	37,022	0.77	15.12	-	0.83	911	17,998	-	993
		Inferred	1,613	0.89	14.38	-	0.97	46	746	-	50
	Mill - CIL	Measured	-	-	-	-	-	-	-	-	-	17.30
		Indicated	2,518	1.74	21.59	-	1.90	141	1,748	-	154
		Measured + Indicated	2,518	1.74	21.59	-	1.90	141	1,748	-	154
		Inferred	423	1.91	21.60	-	2.12	26	294	-	29
	Total OP	Measured	3,055	0.81	16.17	-	0.87	79	1,588	-	86	7.59 to 17.30
		Indicated	36,485	0.83	15.48	-	0.91	973	18,158	-	1,062
		Measured + Indicated	39,539	0.83	15.53	-	0.90	1,052	19,746	-	1,147
		Inferred	2,037	1.10	15.88	-	1.21	72	1,040	-	79
UG	Leach	Measured	7	1.95	31.45	-	2.11	0.46	7	-	0.50	59.02
		Indicated	1,704	2.90	13.17	-	3.03	159	722	-	166
		Measured + Indicated	1,711	2.90	13.25	-	3.03	159	729	-	166
		Inferred	214	2.29	15.08	-	2.44	16	104	-	17
	Mill - CIL	Measured	-	-	-	-	-	-	-	-	-	68.73
		Indicated	12,475	2.07	8.68	-	2.11	832	3,480	-	848
		Measured & Indicated	12,475	2.07	8.68	-	2.11	832	3,480	-	848
		Inferred	2,549	1.81	10.19	-	1.85	148	835	-	152
	Mill-CIL with POX	Measured	-	-	-	-	-	-	-	-	-	76.23
		Indicated	35,900	2.56	11.13	0.35	2.72	2,958	12,847	278	3,142
		Measured + Indicated	35,900	2.56	11.13	0.35	2.72	2,958	12,847	278	3,142
		Inferred	2,813	2.57	11.17	0.42	2.75	232	1,010	26	249
	Total UG	Measured	7	1.95	31.45	-	2.11	0.5	7	-	0.5	59.02 to 76.23
		Indicated	50,079	2.45	10.59	0.25*	2.58	3,949	17,048	278	4,156
		Measured + Indicated	50,086	2.45	10.59	0.25*	2.58	3,950	17,055	278	4,156
		Inferred	5,576	2.21	10.87	0.21*	2.33	396	1,949	26	417

Operation	Processing Type	Category	Tonnage (kt)	Average Grade				Contained Metal				NSR Cut- off Value ($/t)
				Gold (g/t)	Silver (g/t)	Zn (%)	AuEq (g/t)	Gold (koz)	Silver (koz)	Zinc (Mlb)	AuEq (koz)
Total		Measured	3,062	0.81	16.20	-	0.87	80	1,595	-	86	7.59 to 76.23
		Indicated	86,563	1.77	12.65	0.15*	1.87	4,922	35,206	278	5,217
		Measured + Indicated	89,625	1.74	12.77	0.14*	1.84	5,002	36,801	278	5,304
		Inferred	7,612	1.91	12.21	0.16*	2.03	468	2,989	26	497

Notes:

1.	CIM (2014) definitions were followed for estimating Mineral Resources.

2.	Mineral Resources are estimated in the optimized pit shell at a NSR cut-off value of $7.59/t for leach material and $17.30/t for Mill - CIL material, while the underground reporting shapes are using a NSR cut-off value of $59.02/t for leach material, $68.73/t for Mill - CIL material and $76.23/t for Mill – CIL with POX material.

3.	Mineral Resources are estimated using a long-term price of $2,300 per ounce for gold, $29 per ounce for silver, and $1.25 per pound for zinc, with an US$:C$ exchange rate of 1:1.33.

4.	Bulk density varies from 2.40 t/m3 to 2.67 t/m3 for the mineralization and estimation domains and 2.0 t/m3 for the overburden.

5.	Metallurgical recoveries vary according to geometallurgical domains and process type (Leach, Mill - CIL, or Mill – CIL with POX) and are either a constant or formula based. Heap leach recoveries range between from 40% to 70% for gold and 11% to 34% for silver, for the open pit and underground scenario. For Mill material, gold and silver recovery recoveries are calculated using grade dependant formulas. The open pit CIL mean recovery is 60% for gold and 22% for silver. The underground CIL mean recovery is 92% for gold and 36% for silver. The underground CIL with POX mean recovery is 85% for gold and 41% for silver. Zn recovery by Mill – CIL with POX is 80%.

6.	The NSR is calculated by material type with the following formulas:

o	Heap Leach Material NSR ($/t) = $71.98 x Au recovery x Au grade (g/t) + $0.84 x Ag recovery x Ag grade (g/t).
o	Mill - CIL NSR ($/t) = $68.34 x Au recovery x Au grade (g/t) + $0.73 x Ag recovery x Ag grade (g/t).
o	Mill – CIL with POX NSR ($/t) = $68.34 x Au recovery x Au grade (g/t) + $0.73 x Ag recovery x Ag grade + $0.00146 x Zn recovery x Zn grade (ppm)

7.	The gold equivalent (AuEq) for by material types are calculated with the following formulas:

o	Heap Leach material: Au grade (g/t) + ($0.84 x Ag recovery x Ag grade (g/t)) /($71.98 x Au recovery).
o	Mill - CIL material: Au grade (g/t) + ($0.73 x Ag recovery x Ag grade (g/t)) / ($68.34 x Au recovery).
o	Mill – CIL with POX material: Au grade (g/t) + ($0.73 x Ag recovery x Ag grade (g/t)) / ($68.34 x Au recovery) + ($0.00146 x Zn recovery x Zn grade (ppm)) / ($68.34 x Au recovery).

8.	Mineral Resources are constrained by an optimized resource pit shell and underground resource panels with a minimum width of 2 m.

9.	Mineral Resources are inclusive of Mineral Reserves.

10.	Numbers may not add due to rounding.

11.	Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves.

* Zinc is only considered in the underground CIL with POX scenario, and its grade is averaged over the underground and final total numbers.

The applicable qualified person of the Camino Rojo Technical Report is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimate.

Mineral Reserve Estimate

Mineral Reserves are classified using CIM (2014) definitions in accordance with the requirements of NI 43-101. Mineral Reserve estimates reflect the reasonable expectation that all necessary permits and approvals will be obtained and maintained.

Mineral Reserves are estimated assuming only heap leach processing and open pit mining methods.

To estimate open pit Mineral Reserves, the Project’s updated block model was regularized and re-blocked to a 10 m x 10 m x 10 m cell size. Orla and the applicable qualified person of the Camino Rojo Technical Report completed several audits and verification exercises to ensure proper block model transfer and import into Hexagon MinePlan software.

No additional dilution or ore loss was added to the regularized block model. Compositing of assays and estimating blocks with multiple composites introduces some smoothing of model grades that are analogous to dilution and ore loss effects. Additionally, regularization and re-blocking of a sub-blocked model incorporates increased tonnage and grade dilution.

The pit optimization process was completed using Geovia’s Whittle software package. Only gold and silver are considered in the pit optimization, and the only material types considered are the oxide material with pervasive potassic alteration (KpOx material), oxide material with incipient potassic or phyllic alteration (KiOx), transition material with high (60-90%) oxidation (TrHi), and transition material with low (30-60%) oxidation (TrLo). Given the two products (gold and silver doré) and variable metallurgical recoveries by material type, an NSR cut-off value was used to determine the Mineral Reserve estimates.

The metal prices used to estimate Mineral Reserves were $1,900 per ounce of gold and $23 per ounce of silver.

Operating cost assumptions used for developing the NSR cut-off values are based on MCR’s 2025 budget operating costs and MCR’s 2024 year-end life of mine (LOM) plan. The mining operating cost assumption is based on completing mining operations using a mining contractor.

The Mineral Reserve estimate is presented in the following table and has an effective date of March 31, 2025.

Orla submitted a permit application in November 2024 to support and obtain the necessary permits and permit amendments related to the Fresnillo layback area and east-west pit expansion, which are required for the extraction and processing of the Mineral Reserve estimates tabulated herein. The current Mineral Reserve estimates, at the effective date of March 31, 2025, assume the mining of the areas related to the permit application starting in July 2025.

Mineral Reserves Estimate – Effective Date of March 31, 2025

Reserves Category	Mass (kt)	Gold (g/t)	Silver (g/t)	Gold (koz)	Silver (koz)
Proven (In Situ)	2,643	0.79	16.2	67	1,374
Proven (Stockpile)	3,329	0.33	9.2	35	980
Proven	5,972	0.53	12.3	103	2,354
Probable	31,923	0.73	14.3	752	14,705
Total Mineral Reserves	37,895	0.70	14.0	854	17,060

Notes:

1.	The Mineral Reserve estimates have been prepared in accordance with CIM (2014) definitions.

2.	Rounding as required by reporting guidelines may result in summation differences.

3.	The estimation of Mineral Reserves may be materially affected by geology, environment, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues.

4.	koz = 1,000 troy ounces; t = tonne (1,000 kilograms)

5.	The Mineral Reserve estimates for Camino Rojo have an effective date of March 31, 2025.

6.	Stephen Ling, P.Eng. of Orla is the qualified person responsible for the Mineral Reserve estimates for Camino Rojo.

7.	Mineral Reserves are based on prices of $1,900/oz gold and $23/oz silver.

8.	Mineral Reserves are based on a net smelter return (NSR) cut-off value of US$7.85 per tonne

9.	The NSR value for leach material is as follows:

KpOx: NSR ($/t) = 41.61 x gold (g/t) + 0.072 x silver (g/t), based on gold recovery of 70% and silver recovery of 11%.

KiOx: NSR ($/t) = 33.29 x gold (g/t) + 0.099 x silver (g/t), based on gold recovery of 56% and silver recovery of 15%.

TrHi: NSR ($/t) = 35.67 x gold (g/t) + 0.177 x silver (g/t), based on gold recovery of 60% and silver recovery of 27%.

TrLo: NSR ($/t) = 23.78 x gold (g/t) + 0.223 x silver (g/t), based on gold recovery of 40% and silver recovery of 34%.

10.	The NSR values account for metal recoveries, refining costs, and refinery payable percentages.

11.	Stockpiles are all derived from Camino Rojo mined material and are calculated using reconciled production figures adjusted for mining accuracy. Stockpile grades are calculated from grade control block grades. For the stockpile, no cut-off grade is used for reporting.

Mining Operations

The Camino Rojo mine is a conventional open pit mine. Mining operations consist of drilling medium diameter blast holes (approximately 17 cm), blasting with either explosive slurries or ammonium nitrate and fuel oil (ANFO), and loading blasted materials into large, off-road trucks with hydraulic shovels and wheel loaders. Ore is delivered to the primary crusher and waste rock is delivered to a waste rock storage facility (WRSF) southeast of the current pit.

Contract mining services are used at the Camino Rojo open pit and mining is carried out using 100 t capacity haul trucks, with additional equipment, including loading units, sized to match this haulage fleet.

The current LOM plan was developed by MCR and Orla to supply ore to a conventional crushing and heap leach facility with the capacity to process 18,900 tonnes per day (tpd).

Since the start-up of mining operations at MCR, selective mining practices and the mine’s stockpiling strategy have resulted in a build-up of low-grade stockpiled ore south of the open pit. This low-grade ore will be stacked on the heap leach facility at the end of mine life.

Surface water runoff is diverted around active or planned mining areas via a series of diversion channels and redirected to natural drainage locations at the southern boundary of the property. The main goal of the diversion channels is to avoid contamination of surface water and to avoid inflow into the pit that would affect mining operations. The overall pit condition is considered to be dry; however, occasionally water from mining facilities is collected in ponds and used for operational requirements, such as dust management.

The ultimate pit design includes pit haul roads and sufficient working room for all mining equipment. The pit haul road design width is 25 m, allowing for the construction of a berm and drainage ditch, at a maximum grade of 10%. This will accommodate trucks of approximately 100 t capacity such as the Caterpillar 777 class truck.

Since the start of mining operations, MCR has been following the recommended geotechnical parameters presented in the 2021 feasibility study for the Project, and the current LOM design uses these geotechnical parameters. Piteau completes annual geotechnical site visits to assess slope performance in the pit, at stockpile locations, and at the WRSF, and conduct reviews of heap leach pad stability. Additionally, Piteau’s annual reviews provide opportunities to train operational staff and further calibrate the assumed geotechnical parameters, such as evaluating the potential for pit slope or face angle steepening.

The WRSF has been constructed and is operated per recommendations presented in the 2021 feasibility study for the Project. The WRSF is currently being constructed to facilitate closure with slope angles of 36 degrees, lift heights of 20m and 50m wide oxide containment berms. The remaining capacity for the WRSF is sufficient for the remaining LOM, with 51.4 Mt of storage capacity as of the end of March 2025.

The current LOM plan assumes a supply of ore to the crushing and heap leach facilities at a stacking rate of 18,900 tpd, based on current crusher performance.

From 2025 to 2027, the current LOM plan mining rate ranges from 55,000 tpd to 73,000 tpd on a month-to-month basis, and from 2028 to 2030, the mining rate ranges from 19,000 tpd to 36,000 tpd, including rehandling of the low-grade stockpile.

Processing and Recovery Operations

Camino Rojo is an open pit heap leach operation which has been in production since late 2021. Ore is crushed at a nominal rate of 18,000 tpd to 80% passing 25 mm using a two-stage closed crushing circuit and conveyor stacked onto a leach pad in 10 m lifts. Lime is added to the material for pH control before being stacked and leached with a dilute cyanide solution. Pregnant solution flows by gravity to a pregnant solution pump box before being pumped to a Merrill-Crowe plant for metal recovery. Gold and silver are precipitated from the pregnant solution via zinc cementation. The precious metal precipitate is dewatered using filters, dried in a mercury retort to remove mercury values, and smelted to produce the final doré product.

Based on ounces recovered to doré, overall metallurgical recoveries from the start of operations through March 2025 have averaged 63% for gold and 7% for silver. Gold and silver inventories, which include metals in solution, in-heap within partially leached ore, and any unleached areas such as newly stacked ore and sideslopes are estimated at 19,000 oz for gold and 500,000 oz for silver.

Overall, modeled recoveries vs. actual production for gold is in good agreement with reasonable inventory levels. Silver shows a significantly larger variance and several factors may be contributing to this including slower leach kinetics for silver than expected, insufficient free cyanide in the leach pad to maximize silver recovery, or too high silver recovery estimates. It is likely that the silver recoveries for the initial ores were overestimated, however, it is recommended that the recovery estimates not be changed at this time as silver production has been improving significantly since 2023.

Infrastructure, Permitting and Compliance Activities

The MCR operation includes an open pit mine, a WRSF, a low-grade stockpile, a heap leach pad, and two topsoil stockpiles.

Surface infrastructure to support operations is in place, and includes:

•	Haulage roads

•	Camp facilities

•	Site buildings

•	Service infrastructure, including water, power, and waste infrastructure

The existing mine has the environmental permits to explore and operate, and it is in the process of obtaining additional approvals for mining of the open pit layback, east-west pit expansion and the transition to underground, including the associated changes in the land use to accommodate the additional areas related to this transition. The Project site water supply is sourced exclusively from underground wells, with current valid permits expiring in 2030 and 2050.

As part of the work that supports the updated environmental impact statement for the Project, MCR prepared a detailed analysis of compliance with the obligations derived from the authorization contained in the original environmental impact statement for the Project dated August 11, 2020. The approval comprises 148 obligations. Of these obligations, there are no known non-compliances, and 31 obligations are not currently applicable.

The environmental authorities require the submission of compliance reports as part of the permit requirements where MCR documents the environmental performance of the Project and how the conditions stated in the environmental permits are met. Currently, the Project completes several reports in a semi-annual or annual basis to be submitted to the environmental authorities.

The Camino Rojo operation does not generate excess water resulting in surface discharge of industrial effluent to the environment (i.e., zero discharge operation). The industrial water is recycled for use in mine operation activities (primary ore processing and road irrigation for dust suppression). Only treated effluent from the domestic wastewater treatment plant is discharged to the environment.

The Project has an Environment, Sustainability, Health and Safety Policy, and several environmental standards, plans, and programs in place, including among others, a waste rock management plan, a management plan for potentially acid generating materials, an environmental monitoring plan, flora rescue and relocation plan, fauna rescue and relocation plan, waste management plan, a stormwater and sedimentation control plan, a preventive and corrective equipment maintenance program, a health and safety program, a cyanide management plan, an emergency response plan, and a blasting vibration monitoring program. The applicable qualified person of the Camino Rojo Technical Report understands that Orla has set targets and defined key performance indicators to measure their progress on environmental and social governance (ESG) actions. In addition, Orla has launched a “Towards 2030 Sustainability Strategy” to ratify its commitment to being a responsible, sustainability-driven company.

The area of influence for the Project comprises the rural communities in the Mazapil and Concepcion del Oro Municipalities in the State of Zacatecas. These communities are mainly dedicated to rural and urban trade related to the Camino Rojo mine’s activities and have established local businesses serving the mine.

The key social issues and concerns from the surrounding communities/ejidos and other stakeholders are the following: increased expectations for employment, local contracting and community benefits (e.g., community investment, improvement of local infrastructure, assistance obtaining land title) due to expansion of mine activities; increased community population and strain on public services; perception of potential adverse impacts on water quality and quantity (e.g., water shortages); and perception of health impacts due to noise and dust levels, air and water pollution.

Orla has developed a series of policies and standards to manage the social performance of its operations. MCR has an interdepartmental Sustainability Risk Committee whose main function is to identify and manage ESG risks periodically, and it also has an environmental and social risk register that documents risks, tracks them, and develop action plans. Regarding Project-specific plans, MCR has developed and is implementing its Stakeholder Engagement and Communication Plans.

In alignment with its Corporate Responsibility Policy, Orla seeks to build and maintain working relationships with the communities surrounding its operations and contribute to their sustainable development, prioritizing local employment and contracting and social investment focused on infrastructure development, education, and productive projects. It engages with key stakeholders, including local government, community leaders, environmental organizations, private and communal landowners to incorporate their perspective into its operations

The most recent conceptual mine closure and reclamation plan (MCP) for the Project was prepared in 2022. The conceptual MCP addresses final closure actions, and post-closure inspection and monitoring. The closure schedule includes 4.5 years of closure followed by 10 years of post-closure monitoring. A closure cost estimate was included in the MCP.

Capital and Operating Cost Estimates

The Camino Rojo Project is currently in the operating phase and all the necessary open pit mining and processing equipment and infrastructure are already in place.

The mining and site sustaining capital costs consist of site infrastructure improvements, site required equipment, and diversion channel work. Mining fleet replacements are not part of the sustaining capital as the operation uses mining equipment owned/leased by the mining contractor.

Process sustaining capital costs largely consist of heap leach pad expansions required to the end of the current mine life. Other process capital costs include upgrades to the power line and the completion of the crushed ore stockpile dome.

Sustaining Capital Costs

Area ($ 000)	Total	Q2 2025	2026	2027	2028	2029
Mine and Site	3,248	2,727	411	101	2	7
Process	31,145	765	15,081	15,300		-
Total	34,394	3,492	15,492	15,401	2	7

Mine operating costs are based on MCR’s existing agreement with the mining contractor and the LOM plan. Mine operating costs include mining contractor costs, explosives supplier costs, and the mine technical services team costs.

Process operating costs are based on the expenditures to date and the 2025 budget, and have been adjusted for Q1 2025 actual costs. Key drivers for processing costs included prices for reagents, consumables, and plant maintenance. The processing costs includes the on-site assay laboratory operated by Camino Rojo. The laboratory is used for the process and operational grade control samples used for short-term production planning.

The main components of the general and administration costs include salaries and wages, insurance, employee relations, permit and concession fees, and other environmental related fees.

Refining and transport costs are based on the realized or assumed costs for the 2025 operating year. As is the case for the calculation of royalties, the refining and transport costs assume 2025 budget metal prices of $2,300 per oz of gold and $29 per oz of silver for 2025. Metal prices are reduced to $2,200 per oz of gold and $28 per oz of silver for 2026. For the remainder of the LOM, metal prices are reduced to $2,000 per oz of gold and $25 per oz of silver.

The royalty costs presented in the following table are based on the new 2025 NSR royalty of 3%. The applicable qualified person of the Camino Rojo Technical Report notes that the Mineral Resource and Mineral Reserve estimates for Camino Rojo use the previous NSR royalty of 2.5%. The applicable qualified person of the Camino Rojo Technical Report has determined that the higher NSR royalty is not material to the Mineral Resource and Mineral Reserve estimates. Subsequent updates to the Mineral Resource and Mineral Reserve estimates will apply the new 3% NSR royalty.

Total Operating Costs

Area ($ 000)	Total	Q2 2025	2026	2027	2028	2029	2030	2031
Mining	175,615	37,727	53,192	44,069	26,506	14,122
Rehandle	9,044					3,538	5,506
Processing	160,560	23,800	31,152	26,067	26,032	26,027	22,987	4,496
General and Admin	115,595	16,914	22,207	18,171	18,233	18,297	12,808	8,966
Total Operating	460,813	78,441	106,550	88,307	70,770	61,984	41,301	13,461
Refining and Transport	7,587	1,150	1,363	1,310	1,634	1,400	349	381
Royalties (3.0%)	37,355	5,878	7,983	7,911	7,019	4,986	1,921	1,657

Unit Operating Costs

Area ($)	Total	2Q 2025	2026	2027	2028	2029	2030	2031
Mining ($/t mined)	2.06	2.05	2.08	1.99	2.04	2.22
Mining ($/t stacked)	4.63	7.25	7.71	6.39	3.84	2.05
Rehandle ($/t stacked)	0.24					0.51	1.08
Processing ($/t stacked)	4.24	4.57	4.52	3.78	3.77	3.77	4.51
General and Admin ($/t stacked)	3.05	3.25	3.22	2.63	2.64	2.65	2.51
Total Operating ($/t stacked)	12.16	15.07	15.45	12.80	10.26	8.99	8.10
Refining and Transport ($/oz produced)	1.69	1.67	1.94	2.11	1.58	1.80	1.14	1.09
Royalties (3.0%) ($/oz produced)	8.34	8.53	11.36	12.74	6.78	6.39	6.30	4.75

Recommendations from the Camino Rojo Technical Report

The applicable qualified persons of the Camino Rojo Technical Report offer the following recommendations by area.

Geology and Mineral Resources

•	Continue diamond drilling perpendicular to mineralized zones to better define vein geometry, validate historical downdip drill holes, and increase confidence in areas currently supported primarily by downdip drilling. This approach would also support upgrading areas in the 100 series domain from the Inferred Mineral Resource classification to the Indicated Mineral Resource classification.

•	To support the estimation strategy, continue exploration drilling in the 300 series and 500 series high-grade mineralization domains to prove additional resources at depth and better understand grade continuity.

•	Investigate the mineralization chronology and metal associations, and based on this analysis, consider extending the gold-only wireframes at depth given that gold is the primary metal contributor.

•	Create separate wireframes for silver and zinc to better capture significant grades and reduce reliance on high-grade restrictions.

•	Revise sample preparation procedures to better account for coarse gold by:

o	increasing crushing protocol from 70% passing 2 mm to 90% passing 2 mm.

o	pulverizing one-kilogram samples to 85% passing 75 microns.

o	expanding the use of screen metallic analyses.

•	Establish routine check assays with an independent accredited (umpire) laboratory.

•	Develop deposit-specific CRMs. These measures are intended to strengthen the overall QA/QC framework and ensure continued reliability of assay results for Mineral Resource estimation.

•	To ensure accurate volumetric and tonnage estimates, review sample intervals with anomalous density values and assess the potential causes of errors.

•	In future resource model updates, reassess the silver estimation approach as current validation exercises indicate that the current resource model may be overly restrictive. To better reflect the distribution and continuity of silver mineralization, this reassessment should include a review of estimation parameters and assay methodologies.

Mining and Mineral Reserves

•	Regularly assess contractor performance regarding reconciliation and dilution control.

•	As economic conditions dictate, examine opportunities to further optimize the pit and mining schedules.

Metallurgical Test Work and Mineral Processing

Mineral Processing

•	Continue to closely monitor silver recoveries and production to determine whether a write down of the silver inventory is warranted.

•	Consider using the monthly composite column leach tests results for production and inventory calculations.

Metallurgical Test Work

•	Conduct the following additional metallurgical test work to further develop the Sulphide deposit at Camino Rojo:

o	Additional cyanide variability test work on higher grade samples (representing anticipated underground mining grades) from the transition and cyanide leachable areas to refine and optimize recovery estimates.

o	Additional flotation and cyanidation testwork on samples from Zone 22 to assess best flowsheet arrangements.

o	Further POX on samples to further evaluate gold and silver recoveries and reagent consumptions.

Project Infrastructure

•	Obtain the authorizations necessary to operate another water supply well, which would provide the mine site with an additional 25 L/s of water supply.

•	Maintain infrastructure as it ages and conduct regular maintenance and assessments.

Environmental, Permitting, and Social Considerations

•	Ensure that the additional environmental approvals (including land use change) required for the planned transition to underground mining are obtained. In addition, Orla and MCR should ensure that the Unique Environmental Licence is up to date and considers the planned changes in the Project’s facilities (i.e., transition to underground and changes in the footprints and processes).

•	Allow sufficient time for planning and completion of environmental studies that will be required for the transition to underground.

•	Complete a permitting schedule linked to the Project Execution Schedule.

•	Continue engaging with regulators to obtain the formal permits for the domestic wastewater discharges

•	Regularly review and update the existing environmental policies, standards, procedures, management and monitoring plans.

•	Undertake water supply/water recycling studies to determine alternative options for water supply as a contingency measure.

•	Monitor the release of the management plan for the Semi-desierto Zacatecano protected area by the government to understand the management measures in the plan, the buffer areas, and implications for the Project.

•	Develop a grievance mechanism procedure specific to Camino Rojo to outline the process, roles and responsibilities, timelines, and socialization of the process with communities. Currently, the Project uses an electronic spreadsheet to document, track, and manage grievances.

•	The Project has an environmental and social risk register, as well as a Risk Committee responsible for identifying, registering, and managing ESG risks related to the Project. It is not clear how the risk register informs the Stakeholder Engagement Plan (and management plans). The applicable qualified person of the Camino Rojo Technical Report recommends that these two documents be linked together and revisited regularly as social and emerging risks are constantly evolving.

Capital and Operating Costs

•	Continually monitor actual spending, comparing to budgets ad optimize where possible.

RISK FACTORS

Before deciding to invest in the Securities, investors should carefully consider all of the information contained in, and incorporated or deemed to be incorporated by reference in, this Prospectus and any applicable Prospectus Supplement. An investment in the Securities is subject to certain risks, including risks related to the business of the Company, risks related to mining operations and risks related to the Company’s securities described in the documents incorporated or deemed to be incorporated by reference in this Prospectus. See the risk factors below and the “Risk Factors” section of any applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations and prospects.

Risks Relating to an Offering

We will have broad discretion in the use of the net proceeds of an Offering of Securities.

While detailed information regarding the use of proceeds from any sale of Securities will be described in the applicable Prospectus Supplement, the Company will have broad discretion over the use of net proceeds from an Offering by the Company of its Securities. There may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary. In such circumstances, the net proceeds will be reallocated at the Company’s sole discretion. Management will have discretion concerning the use of proceeds described in the applicable Prospectus Supplement as well as the timing of their expenditures. As a result, an investor will be relying on the judgment of management for the application of the proceeds. Management may use the net proceeds described in a Prospectus Supplement in ways that an investor may not consider desirable. The results and the effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Company’s results of operations may suffer. See “Use of Proceeds”.

There is no assurance of a sufficient liquid trading market for the Company’s Common Shares in the future.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Company’s Common Shares on the trading market, and that the Company will continue to meet the listing requirements of the TSX or the NYSE American or achieve listing on any other public listing exchange.

The Debt Securities will be unsecured and will rank equally in right of payment with all of our other future unsecured debt.

The Debt Securities will be unsecured and will rank equally in right of payment with all of our other existing and future unsecured debt. The Debt Securities will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing such debt. If we are involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including the Debt Securities. In that event, a holder of Debt Securities may not be able to recover any principal or interest due to it under the Debt Securities. See “Description of Securities – Debt Securities”.

There is currently no market through which the Securities, other than the Common Shares, may be sold.

There is currently no market through which the Securities, other than the Common Shares, may be sold and, unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Units or Warrants will not be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell Debt Securities, Subscription Receipts, Units or Warrants purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. There can be no assurance that an active trading market for the Securities, other than the Common Shares, will develop or, if developed, that any such market, including for the Common Shares, will be sustained.

CONSOLIDATED CAPITALIZATION

As of the date hereof, there have been no material changes in the share and loan capital of the Company, on a consolidated basis, since June 30, 2025, the date of the Interim Financial Statements.

The applicable Prospectus Supplement will describe any material change, and the effect of such material change on the Company’s share and loan capitalization that will result from the issuance of Securities pursuant to such Prospectus Supplement.

SELLING SECURITYHOLDERS

Securities may be sold under this Prospectus by way of secondary offering by or for the account of certain of our securityholders. The terms under which the Securities will be offered by any Selling Securityholder will be described in the applicable Prospectus Supplement. Any Prospectus Supplement that we file in connection with an offering of Securities by Selling Securityholders will include, without limitation, the following information:

•	the name(s) of the Selling Securityholder(s);

•	the number or amount of Securities owned, controlled or directed of the class being distributed by each Selling Securityholder;

•	the number or amount of Securities of the class being distributed for the account of each Selling Securityholder;

•	the number or amount of Securities of any class or series to be owned, controlled or directed by the Selling Securityholder(s) after the distribution and the percentage that number or amount represents of the total number or amount of outstanding Securities of the class or series being distributed;

•	whether the Securities are owned by the Selling Securityholder(s) both of record and beneficially, of record only, or beneficially only;

•	if the Selling Securityholder purchased any of the Securities held by it in the 24 months preceding the date of the applicable Prospectus Supplement and the date(s) the Selling Securityholder acquired the Securities;

•	if the Selling Securityholder acquired the Securities held by it in the 12 months preceding the date of the applicable Prospectus Supplement and the costs thereof to the Selling Securityholder in the aggregate and on an average cost-per-security basis; and

•	all other information that is required to be included in the applicable Prospectus Supplement.

USE OF PROCEEDS

Any specific allocation of the net proceeds of an Offering to a specific purpose will be determined at the time of the Offering and will be described in the relevant Prospectus Supplement, as well as the net proceeds that any Selling Securityholders expect to receive.

The Company may, from time to time, issue securities (including equity and debt securities) other than pursuant to this Prospectus or any applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, we will not receive any proceeds from any sale of any Securities by Selling Securityholders.

PLAN OF DISTRIBUTION

The Company may from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities.

We may offer and sell the Securities through underwriters or dealers, directly to one or more purchasers or through agents designated by the Company from time to time at amounts and prices and other terms determined by the Company. We may offer Securities in the same Offering, or we may offer Securities in separate Offerings. In addition, subject to certain conditions, Securities may be offered and issued in consideration for certain exchange offers or business combination transactions. Such consideration may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

Each Prospectus Supplement, to the extent applicable, will describe the terms of the Offering, including the number and terms of the Securities to which such Prospectus Supplement relates, including the type of Security being offered, the method of distribution of such Securities, the name or names of any underwriters, dealers or agents with whom we or any Selling Securityholder have entered into arrangements with respect to the sale of such Securities, the name of any Selling Securityholder, the public offering or purchase price of such Securities and the net proceeds to the Company or any Selling Securityholder. The Prospectus Supplement will also include any underwriting discounts or commissions and other items constituting underwriters’ compensation and will identify any securities exchanges on which the Securities may be listed.

This Prospectus may also, from time to time, relate to the Offering of our Securities by certain Selling Securityholders. The Selling Securityholders may sell all or a portion of our Securities beneficially owned by them and offered thereby from time to time to one or more purchasers directly, through applicable statutory exemptions, to or through one or more underwriters, dealers or agents, purchasing as principal or acting as agent, or through a combination of any of these methods of sale, at amounts and prices and other terms to be determined by the Company or such Selling Securityholder. Any underwriter, dealer or agent involved in an Offering of our Securities pursuant to this Prospectus by a Selling Securityholder will be named, and any commissions or fees payable by us or by such Selling Securityholder to that underwriter, dealer or agent, will be set out in the applicable Prospectus Supplement. Our Securities may be sold by the Selling Securityholders in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, at varied prices determined at the time of sale, or at negotiated prices, including sales in transactions that are deemed to be “at the market distributions” as defined in NI 44-102, including sales made directly on the TSX, NYSE American or other existing trading markets for the Securities, on the over-the-counter market, in negotiated transactions or under delayed delivery contracts or pursuant to other contractual commitments. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the Offering of the Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with such Securities offered by that Prospectus Supplement. The Selling Securityholders and intermediaries through whom such Securities are sold may be deemed “underwriters” within the meaning of the U.S. Securities Act with respect to sales of Securities, and any profits realized or commissions received may be deemed underwriting compensation.

Underwriters, dealers and agents who participate in the distribution of Securities may be entitled, under agreements which may be entered into by us and, if applicable, any Selling Securityholder, to indemnification by us and/or such Selling Securityholder, against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we and/or any Selling Securityholder enter into agreements may be customers of, engage in transactions with, or perform services for, us and/or such Selling Securityholder in the ordinary course of business.

Underwriters, dealers or agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market distribution” as defined in NI 44-102 and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange.

Unless otherwise specific in a Prospectus Supplement relating to a particular Offering of Securities, in connection with any Offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may, subject to applicable law, over-allot or effect transactions which are intended to stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriter’s, dealer’s or agent’s over-allocation position acquires those Securities under this Prospectus, as supplement by any Prospectus Supplement.

No underwriter, dealer or agent involved in an “at-the-market distribution”, no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the “at-the-market” prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from us at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities. Unless otherwise specified in the applicable Prospectus Supplement, we do not intend to list any of the Securities other than the Common Shares on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrant, Subscription Receipts, Units or Debt Securities may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required and if applicable, the earnings coverage ratios with respect to the issuance of Debt Securities pursuant to such Prospectus Supplement.

DESCRIPTION OF SECURITIES

Common Shares

The Company is authorized to issue an unlimited number of Common Shares. As of September 15, 2025, there were 337,297,236 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the board of directors of the Company at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Warrants

As of September 15, 2025, there were Warrants to purchase 35,697,172 Common Shares issued and outstanding. The Company may issue Warrants to purchase Common Shares, Units or Debt Securities. Warrants may be issued independently or together with other Securities and may be attached to or separate from those Securities. Warrants will be issued under one or more warrant indentures, including supplemental indentures to one of our existing warrant indentures, to be entered into between the Company and one or more banks or trust companies acting as warrant agent, to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Warrants. A copy of any warrant indenture or supplemental warrant indenture relating to an offering of Warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of the Warrants and is not intended to be complete. You should read the particular terms of the Warrants that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant indenture and the Prospectus Supplement describing such warrant indenture. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Warrants being offered.

Any Prospectus Supplement relating to any Warrants the Company offers will describe the terms of the Warrants and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE American relating to the Warrants. This description will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares or Debt Securities that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares or Debt Securities may be purchased upon exercise of each Warrant;

•	the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share, or (iii) the expiry of the Warrants;

•	whether we will issue fractional Common Shares or Debt Securities;

•	whether we have applied to list the Warrants on a securities exchange;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. Holders of Warrants are entitled only to receive the Common Shares, Units or Debt Securities subject to the Warrants on satisfaction of the conditions provided in the warrant indenture or supplemental warrant indenture.

Subscription Receipts

As of September 15, 2025, there are nil Subscription Receipts outstanding. The Company may issue Subscription Receipts that will entitle holders to receive, upon satisfaction of certain Release Conditions (as defined herein) and for no additional consideration, Common Shares, Warrants, Units, Debt Securities, or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent. A copy of any Subscription Receipt Agreement will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. You should read the particular terms of the Subscription Receipts that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Subscription Receipts being offered.

Any Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the terms of the Subscription Receipts and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE American relating to the Subscription Receipts. This description will include, where applicable:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•              the designation, number and terms of the Common Shares, Warrants, Units, Debt Securities or any combination thereof to be received by holders of Subscription Receipts upon satisfaction of the Release Conditions, and the procedures that will result in the adjustment of those numbers;

•              the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants, Units, Debt Securities or any combination thereof;

•              the procedures for the issuance and delivery of the Common Shares, Warrants, Units, Debt Securities or any combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•              whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants, Units, Debt Securities or any combination thereof upon satisfaction of the Release Conditions;

•              the identity of the Escrow Agent;

•              the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•              the terms and conditions pursuant to which the Escrow Agent will hold the Common Shares, Warrants, Units, Debt Securities or any combination thereof pending satisfaction of the Release Conditions;

•              the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•              if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•              procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•              any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•              whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•              whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•              provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants, Debt Securities or other securities of the Company, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•              whether we have applied to list the Subscription Receipts on a securities exchange;

•              material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•              any other material terms or conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units, Debt Securities or any combination thereof on satisfaction of the conditions provided in the Subscription Receipt Agreement, including the satisfaction of any cash payment provided in the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. The Common Shares, Warrants, Units, Debt Securities or any combination thereof may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Rescission

The Subscription Receipt Agreement will also provide that any material misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares, Warrants or Debt Securities to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Warrants or Debt Securities, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will also describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by a consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that the Company may amend any Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

As of September 15, 2025, there are nil Units outstanding. The Company may issue Units consisting of one or more Common Shares, Warrants, Subscription Receipts, Debt Securities or any combination of such Securities. You should read the particular terms of the Units that are offered by us, which will be described in more detail in any applicable Prospectus Supplement.

Any Prospectus Supplement relating to any Units the Company offers will describe the terms of the Units and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE American relating to the Units. This description will include, where applicable:

•	the designation and aggregate number of Units being offered;

•	the price at which the Units will be offered;

•	the designation and terms of the Units and the applicable Securities included in the Units;

•	the description of the terms of any agreement governing the Units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the Units;

•	the date, if any, on and after which the Units may be transferable separately;

•	whether we have applied to list the Units on a securities exchange;

•	material United States and Canadian federal tax consequences of owning the Units;

•	how, for federal income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities; and

•	any other material terms or conditions of the Units.

Debt Securities

In this section describing the Debt Securities, the term “Company” refers only to Orla Mining Ltd. without any of its subsidiaries.

As of September 15, 2025, other than the senior unsecured convertible notes of the Company in the aggregate principal amount of US$200,000,000 issued in connection with the Musselwhite Acquisition, there are nil Debt Securities issued and outstanding. The following description sets forth certain general terms and provisions of Debt Securities that may be issued hereunder and is not intended to be complete. The Debt Securities may be offered separately or together with other Securities, as the case may be. The specific terms of Debt Securities, including the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the Registration Statement of which this Prospectus forms a part and will be filed with the securities commissions or similar authorities in each of the provinces and territories of Canada when it is entered into. The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

The Company may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities which the Company may issue under the Indenture and does not limit the amount of other indebtedness that the Company may incur. The Indenture provides that the Company may issue Debt Securities from time to time in one or more series which may be denominated and payable in United States dollars, Canadian dollars or any other currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture also permits the Company, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities the Company has previously issued under the Indenture and to issue such increased principal amount.

The particular terms relating to Debt Securities offered by a Prospectus Supplement (the “Offered Securities”) will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

•              the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

•              the rate or rates (whether fixed or variable) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities that are in registered form;

•              the terms and conditions under which the Company may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•              the terms and conditions upon which the Company may redeem the Offered Securities, in whole or in part, at its option;

•              the covenants applicable to the Offered Securities;

•              the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

•              whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•              whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•              the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and integral multiples of US$1,000 and the denominations in which bearer Offered Securities will be issuable, if other than US$5,000;

•              each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under the heading “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•              if other than United States dollars, the currency in which the Offered Securities are denominated or the currency in which the Company will make payments on the Offered Securities;

•              any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

•              any other terms of the Offered Securities which apply solely to the Offered Securities, or terms described herein as generally applicable to the Debt Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•	holders may not tender Debt Securities to the Company for repurchase; and

•              the rate or rates of interest on the Debt Securities will not increase if the Company becomes involved in a highly leveraged transaction or the Company is acquired by another entity.

The Company may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, the Company may offer and sell those Debt Securities at a discount below their stated principal amount. The Company will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by the Company will be direct, unconditional and unsecured obligations of the Company and will rank equally among themselves and with all of the Company’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by the Company will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Company’s subsidiaries. The Company will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will issue Debt Securities only in fully registered form without coupons, and in denominations of US$1,000 and integral multiples of US$1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner to be set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. The Company may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. The Company will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that the Company may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register, or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will pay any interest due on registered Debt Securities to the persons in whose name such registered Securities are registered on the day or days specified in the applicable Prospectus Supplement.

Registered Global Securities

Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities of a series will be issued in global form that will be deposited with, or on behalf of, a depositary (the “Depositary”) identified in the Prospectus Supplement. Global Securities will be registered in the name of the Depositary, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

The Company’s obligations under the Indenture, as well as the obligations of the Trustee and those of any third parties employed by the Company or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once the Company makes payment to the registered holder, the Company has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•	the investor cannot have Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•	the investor must look to his or her own bank, brokerage firm or other financial institution for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

•	the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

•	the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security; the Company and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security; the Company and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank, brokerage firm or other financial institution. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in Debt Securities transferred into their own names, so that they will be registered holders of the Debt Securities represented by each Global Security.

The special situations for termination of a Global Security are:

•	when the Depositary notifies the Company that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•	when and if the Company decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not the Company or the Trustee) will be responsible for deciding the names of the institutions that will be the initial direct holders.

Merger, Amalgamation or Consolidation

Pursuant to the Indenture, the Company may not amalgamate or consolidate with or merge with or into any other person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any person unless: (a) either (1) the Company is the continuing corporation or (2) the person (if other than the Company) formed by such consolidation or amalgamation or into which the Company is merged or the person which acquires by conveyance, transfer, lease or other disposition the properties and assets of the Company substantially as an entirety (i) is a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any province or territory thereof, (B) the laws of the United States or any State thereof or the District of Columbia or (C) if such consolidation, amalgamation, merger or other transaction would not impair (as determined by resolution of the board of directors of the Company) the rights of the holders of the applicable series of Debt Securities, in any other country, provided, that if such successor corporation is organized under the laws of such other country described in this clause (C), the successor corporation shall, pursuant to the supplemental indenture referred to in clause (ii) below, (1) expressly become obligated to provide an opinion of counsel in such successor jurisdiction or a ruling from the applicable taxing authority in such successor jurisdiction in connection with any defeasance of such Debt Securities pursuant to the Indenture, (2) add certain references to such successor jurisdiction in the Indenture, (3) appropriately revise the Indenture to add references to any “preference” or other similar period under applicable bankruptcy, insolvency or other similar laws of the successor jurisdiction or any province, territory, state or other political subdivision thereof and, (4) if necessary, revise the Indenture to extend the 91-day period referred to therein so that it is at least one day longer than any such “preference” or similar period of the successor jurisdiction, and (ii) assumes by operation of law or expressly assumes, by a supplemental indenture with respect to all Debt Securities of each series outstanding under the Indenture, all of the obligations of the Company under such Debt Securities; and (b) immediately after giving effect to such transaction no Default or Event of Default (each, as defined in the Indenture) shall have occurred and be continuing.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor or continuing person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all obligations and covenants under the Indenture and the outstanding Debt Securities of each series.

Events of Default

Unless otherwise indicated in the applicable Prospectus Supplement, the term “Event of Default” with respect to Debt Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Debt Security of that series at its maturity;

(b)	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment, when the same becomes due by the terms of the Debt Securities of that series;

(d)	default in the performance, or breach, of any other covenant or agreement of the Company in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice thereof to the Company by the Trustee or the holders of at least 25 per cent in principal amount of all outstanding Debt Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other event of default provided with respect to the Debt Securities of that series.

If an Event of Default occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series or all series affected (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series or of all series affected (or of all series, as the case may be), by written notice to the Company and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities or indexed securities upon the occurrence of any Event of Default and the continuation thereof.

Other than its duties in the case of an Event of Default, the Trustee will not be obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, judicial or otherwise, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•	the holders of at least 25% in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

•	the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

The Company will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

In this section, the term “defeasance” means discharge from some or all of the Company’s obligations under the Indenture with respect to Debt Securities of a particular series. Unless otherwise stated in the applicable Prospectus Supplement, if the Company deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at its option:

•	the Company will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•	the Company will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

Unless otherwise stated in the applicable Prospectus Supplement, to exercise defeasance the Company also must deliver to the Trustee:

•	an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	an opinion of Canadian counsel or a ruling from the Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal, provincial or territorial income tax purposes and that holders of the Debt Securities of that series will be subject to Canadian federal and provincial or territorial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and the Company cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow the Company to be discharged from all of its obligations under the Debt Securities of any series, the Company must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Modifications and Waivers

The Company may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, unless otherwise stated in the applicable Prospectus Supplement, that the Company will be required to receive consent from the holder of each outstanding Debt Security of such affected series to:

•	change the stated maturity of the principal of, or interest on, such outstanding Debt Security;

•	reduce the principal amount of or interest on such outstanding Debt Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding original issue discount security;

•	change the place or currency of payments on such outstanding Debt Security;

•	reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in aggregate principal amount of Debt Securities of any series or of the affected series may waive the Company’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in aggregate principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Debt Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency, or to make any change, in any case, that does not adversely affect the interests of any holder of such Debt Securities.

Consent to Jurisdiction and Service

Under the Indenture, the Company will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Offered Securities or the Indenture that may be instituted in any United States federal or New York state court located in the City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a substantial portion of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company may need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States from the Company’s assets. The Company has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Trustee

The Trustee under the Indenture or its affiliates may provide banking and other services to the Company in the ordinary course of their business.

The Indenture will contain certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Company’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Company. If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the Trustee must eliminate the conflict or resign.

The foregoing summary of certain of the principal provisions of the Securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable Prospectus Supplement under which any Securities are being offered.

PRIOR SALES

Information in respect of Common Shares that we issued within the previous 12 month period, and in respect of securities that are convertible or exchangeable into Common Shares, will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the TSX under the symbol “OLA” and on the NYSE American under the symbol “ORLA”. Information in respect of trading price and volume of the Common Shares during the previous 12 month period will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The applicable Prospectus Supplement will include a general summary of certain Canadian federal income tax consequences which may be applicable to a purchaser of Securities offered thereunder. The applicable Prospectus Supplement may also describe certain United States federal income tax consequences which may be applicable to a purchaser of Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, such consequences relating to Debt Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular Offering and consult their own tax advisors with respect to their own particular circumstances.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Cassels Brock & Blackwell LLP, with respect to Canadian legal matters, and by Crowell & Moring LLP, with respect to United States legal matters.

INTEREST OF EXPERTS

Sylvain Guerard, P.Geo., Stephen Ling, P.Eng., Marie-Christine Gosselin, P.Geo., Caleb Cook, P.E., Andrew Kelly, P.Eng. and Luis Vasquez, P.Eng., have acted as qualified persons under NI 43-101 in connection with the Camino Rojo Technical Report.

Matthew Sletten, PE, Benjamin Bermudez, PE, Art S. Ibrado, PE, Michael S. Lindholm, CPG, Thomas L. Dyer, PE, Jordan Anderson, QP RM-SME, Gary L. Simmons, QP-MMSA, Richard DeLong, QP-MMSA, RG, PG and Kevin Lutes, PE, have acted as qualified persons under NI 43-101 in connection with the South Railroad Technical Report.

Ryan Wilson, P. Geo., Paul Gauthier, P. Eng., Paul Palmer, P. Eng., David Frost, FAusIMM, Daniel M. Gagnon, P. Eng., James (Jim) Theriault, P. Eng. and William Richard (Rick) McBride, P. Eng., have acted as qualified persons under NI 43-101 in connection with the Musselwhite Technical Report.

Except as otherwise set out herein, all scientific and technical information contained in this Prospectus and in the documents incorporated by reference herein has been reviewed and approved in accordance with NI 43-101 by J. Andrew Cormier, P. Eng., Chief Operating Officer of the Company, and Sylvain Guerard, P.Geo., Senior Vice President, Exploration of the Company, each of whom is a qualified person under NI 43-101. In addition, (i) Jack Lawson, P. Eng., Engineering Superintendent at Musselwhite, is responsible for, and has reviewed and approved, the updated Mineral Reserve estimate for Musselwhite contained or incorporated by reference in this Prospectus; and (ii) Mark Williams, P. Geo., Chief Geologist at Musselwhite, is responsible for, and has reviewed and approved, the updated Mineral Resource estimate for Musselwhite contained in the Annual Information Form and incorporated by reference in this Prospectus. Each of Mr. Lawson and Mr. Williams are an employee of the Company and a qualified person under NI 43-101.

None of the persons listed above, or any director, officer, employee, or partner thereof, as applicable, (i) received or will receive a direct or indirect interest in any property of the Company or any of its associates or affiliates, or (ii) is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associates or affiliates of the Company, other than Mr. Cormier, Mr. Guerard, Mr. Ling, Mr. Lawson and Mr. Williams, all of whom are currently employed by the Company. Other than Mr. Cormier, Mr. Guerard, Mr. Ling, Mr. Lawson and Mr. Williams, each of the aforementioned persons are independent of the Company and held less than one percent or none of the Company’s securities or the securities of any associate or affiliate of the Company when they prepared such technical reports and after the preparation of such reports and estimates referred to above. Mr. Cormier, Mr. Guerard, Mr. Ling, Mr. Lawson and Mr. Williams are each employees of the Company and each holds less than one percent of the Company’s securities or the securities of any associate or affiliate of the Company.

As of the date hereof, Cassels Brock & Blackwell LLP, and its partners and associates, hold beneficially, directly or indirectly, as a group, less than 1% of any class of outstanding securities of the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia and Toronto, Ontario, and Computershare Trust Company N.A., at its offices in Canton, Massachusetts, Jersey City, New Jersey and Louisville, Kentucky, is the U.S. co-transfer agent of the Common Shares.

AUDITORS

The auditors of the Company are Deloitte LLP.

The Annual Financial Statements incorporated by reference in this Prospectus, as well as the Company’s internal control over financial reporting as of December 31, 2024, have been audited by the Canadian firm of Ernst & Young LLP. The Canadian firm of Ernst & Young LLP has advised that, at the time of their audit, they were independent with respect to the Company within the meaning of CPA Code of Professional Conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

The combined financial statements of the Musselwhite gold mine at and for the years ended December 31, 2024 and 2023, included in the Musselwhite Acquisition BAR and incorporated by reference in this Prospectus, and the combined financial statements of the Musselwhite gold mine at and for the years ended December 31, 2023 and 2022, included in the Musselwhite Circular and incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports incorporated by reference herein. Ernst & Young LLP has advised that they are independent with respect to Newmont within the meaning of the standards of the American Institute of Certified Public Accountants.

WELL-KNOWN SEASONED ISSUER

On December 6, 2021, the securities regulatory authorities in each of the provinces and territories of Canada each independently adopted a series of substantively harmonized blanket orders, including British Columbia Instrument 44-503 – Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers (together with the equivalent local blanket orders in each of the other provinces and territories of Canada, collectively, the “WKSI Blanket Orders”). The WKSI Blanket Orders were adopted to reduce regulatory burden for certain large, established reporting issuers with strong disclosure records associated with certain prospectus requirements under NI 44-101 and NI 44-102. The WKSI Blanket Orders came into force on January 4, 2022 and allow “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders.

Part II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 124 of the Canada Business Corporation Act (“CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the immediately prior sentence. The individual shall repay the moneys if the individual does not fulfill the conditions of the immediately following sentence. A corporation may not indemnify an individual as described in the first sentence of this paragraph unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may with the approval of a court, indemnify an individual referred to in the foregoing paragraph, or advance moneys as described in the foregoing paragraph, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in the foregoing paragraph against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in the foregoing paragraph.

Despite the first paragraph above, an individual referred to in that paragraph is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in the first paragraph above, if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfills the conditions set out in the first paragraph above.

Sections 8.02 and 8.03 of Amended and Restated By-law No. 1 of the Registrant (the “By-laws”) contain the following provisions with respect to indemnification of the Registrant’s directors and officers and with respect to certain insurance maintained by the Registrant with respect to certain individuals:

8.02         Indemnity

Subject to the CBCA, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is involved because of that association with the Corporation or other entity, if:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall also indemnify such person in such other circumstances as the CBCA permits or requires. The Corporation shall advance monies to a director, officer or other individual for costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if he or she does not fulfill the conditions set out in paragraphs (a) and (b) above. Nothing in this by-law shall limit the right of any individual entitled to indemnity to claim indemnity apart from the provisions of this by-law, whether by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) of this Section 8.02 or any corresponding condition of the CBCA.

8.03         Insurance

Subject to the CBCA, the Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 8.02 against any liability incurred by him or her in his or her capacity as a director or officer, or an individual acting in a similar capacity, of the Corporation or of another body corporate at the Corporation’s request.

The Registrant has entered into Indemnification Agreements with each of its directors and executive officers to provide the indemnification set forth in the Registrant’s By-laws. The Registrant carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description
4.1*	Annual Information Form for the year ended December 31, 2024, dated March 18, 2025, but excluding (i) the disclosure contained under the heading “Mineral Project – The Camino Rojo Project” in the Annual Information Form, (ii) the Mineral Reserve and Mineral Resource estimates for the Camino Rojo Project contained under the heading “Summary of Mineral Reserve and Mineral Resource Estimates” in the Annual Information Form, (iii) the disclosure contained under “2021 Camino Rojo Report” under the heading “Interests of Expert” in the Annual Information Form (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2024, as filed with the Commission on March 19, 2025) , and (iv) the references to, and all statements relating to, the qualified person responsible for the Mineral Resource estimate for the Musselwhite Mine, contained in the Annual Information Form under the headings “Summary of Mineral Reserve and Mineral Resource Estimates - Mineral Resources - Mineral Resource Notes - Musselwhite, Ontario” on page 21 of the Annual Information Form, “Mineral Projects - The Musselwhite Mine” on page 37 of the Annual Information Form and “Interest of Experts - Qualified Persons under NI 43-101” on page 97 of the Annual Information Form, which are superceded by the statements relating to Mark Williams, P.Geo., Chief Geologist at Musselwhite made under the heading “Interest of Experts” in this Prospectus).

4.2*	Audited Consolidated Annual Financial Statements of the Registrant as at, and for the years ended December 31, 2024 and 2023, together with the independent registered public accounting firm’s report thereon and the notes thereto (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, as filed with the Commission on March 19, 2025) and the independent registered public accounting firm’s report on the Company’s internal control over financial reporting as of December 31, 2024.

4.3*	Management’s Discussion and Analysis of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, as filed with the Commission on March 19, 2025).

4.4*	Unaudited Interim Financial Statements for the three and six months ended June 30, 2025 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, as furnished to the Commission on August 12, 2025).

4.5*	Interim Management’s Discussion and Analysis of the Registrant for the three and six months ended June 30, 2025 (incorporated by reference to Exhibit 99.2 of the Registrant’s Report on Form 6-K, as furnished to the Commission on August 12, 2025).

4.6*	Material Change Report dated March 10, 2025, relating to the closing of the Registrant’s acquisition of the Musselwhite Gold Mine (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, as furnished to the Commission on March 11, 2025, and deemed filed herein).

4.7*	Material Change Report dated June 13, 2025, relating to the first underground Mineral Resource estimate for Camino Rojo (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, as furnished to the Commission on June 13, 2025, and deemed filed herein).

4.8*	Material Change Report dated July 28, 2025, relating to the uncontrolled material movement event on pit wall at Camino Rojo (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, as furnished to the Commission on July 29, 2025, and deemed filed herein).

4.9*	Business Acquisition Report of the Registrant dated May 13, 2025, relating to the Registrant’s acquisition of Musselwhite Mine Ltd. (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, as furnished to the Commission on May 14, 2025, as amended by the Registrant's Report on Form 6-K/A as furnished to the Commission on September 15, 2025 and deemed filed herein).

4.10*	The Management Information Circular dated May 9, 2025, prepared in connection with the 2025 Annual General and Special Meeting of Shareholders (incorporated by reference to Exhibit 99.2 of the Registrant’s Report on Form 6-K, as furnished to the Commission on May 19, 2025, and deemed filed herein).

4.11*	The Management Information Circular dated December 9, 2024 (the “Circular”), prepared in connection with the special meeting of shareholders of Registrant held on January 21, 2025 to consider the acquisition of Musselwhite Mine Ltd., but excluding the incorporation by reference of (i) the disclosure contained under the heading “The Musselwhite Mine” and (ii) the formal valuation of Davidson & Company LLP attached as Schedule C to the Circular and any summary information or information derived therefrom contained in the Circular (incorporated by reference to Exhibit 99.3 of the Registrant’s Report on Form 6-K, as furnished to the Commission on December 20, 2024, and deemed filed herein).

5.1A	Consent of Ernst & Young LLP

5.1B	Consent of Ernst & Young LLP

5.2	Consent of Cassels Brock & Blackwell LLP

5.3	Consent of J. Andrew Cormier

5.4	Consent of Sylvain Guerard

5.5	Consent of Stephen Ling

5.6	Consent of Marie-Christine Gosselin

5.7	Consent of Caleb Cook

5.8	Consent of Andrew Kelly

5.9	Consent of Luis Vasquez

5.10	Consent of Matthew Sletten

5.11	Consent of Benjamin Bermudez

5.12	Consent of Art S. Ibrado

5.13	Consent of Michael S. Lindholm

5.14	Consent of Thomas L. Dyer

5.15	Consent of RESPEC Company LLC

5.16	Consent of Gary L. Simmons

5.17	Consent of Richard DeLong

5.18	Consent of Kevin Lutes

5.19	Consent of Ryan Wilson

5.20	Consent of David Frost

5.21	Consent of Daniel M. Gagnon

5.22	Consent of James Theriault

5.23	Consent of WSP Canada Inc.

5.24	Consent of Paul Palmer

5.25	Consent of Jack Lawson

5.26	Consent of Mark Williams

5.27	Consent of William Richard McBride

6.1	Powers of Attorney (contained in the signature pages of the Registration Statement Form F-10).

7.1	Form of Trust Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1).

107	Filing Fee Table

* Previously furnished or filed with the Securities and Exchange Commission.

Part III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

(a)	Concurrent with the filing of this Registrant Statement, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, country of Canada, on September 15, 2025.

ORLA MINING LTD.

By:	/s/ Jason Simpson
Jason Simpson
President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jason Simpson and Etienne Morin, and each of them, with full power to act without the other, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-10 and any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement and powers of attorney have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jason Simpson	President, Chief Executive Officer and Director	September 15, 2025
Jason Simpson	(principal executive officer)

/s/ Etienne Morin	Chief Financial Officer	September 15, 2025
Etienne Morin	(principal financial and accounting officer)

/s/ Charles A. Jeannes	Non-Executive Chairman of the Board, Director	September 15, 2025
Charles A. Jeannes

/s/ Jean Robitaille	Director	September 15, 2025
Jean Robitaille

/s/ David Stephens	Director	September 15, 2025
David Stephens

/s/ Elizabeth McGregor	Director	September 15, 2025
Elizabeth McGregor

/s/ Tamara Brown	Director	September 15, 2025
Tamara Brown

/s/ Scott Langley	Director	September 15, 2025
Scott Langley

/s/ Ana Sofia Rios	Director	September 15, 2025
Ana Sofia Rios

/s/ Rob Krcmarov	Director	September 15, 2025
Rob Krcmarov

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Orla Mining Ltd. in the United States on September 15, 2025.

PUGLISI & ASSOCIATES
(Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director